                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 14C
                                 (RULE 14C-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

               INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

/ / Preliminary information statement   / / Confidential, for Use of the Commission Only
                                            (as permitted by Rule 14c-5(d)(2))
/x/ Definitive information statement

                              WORLDWAY CORPORATION
                  (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14c-5(g).

/ / Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)  Title of each class of securities to which transaction applies:

                    Common Stock, Par Value $0.50 Per Share

(2)  Aggregate number of securities to which transaction applies:

         6,561,672 (7,437,122 shares on a fully diluted basis, assuming the exercise of all outstanding stock options)

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

     (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                   81,808,342
-------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:

                                   81,808,342
-------------------------------------------------------------------------------

(5)  Total fee paid:  $125

/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:  None                            Filing Party:  N/A
Form of Registration No.:  N/A                           Date Filed:  N/A

                      [LETTERHEAD OF WORLDWAY CORPORATION]

                                                              September 21, 1995

Dear Shareholder:

     Attached is a Notice of Special Meeting of Shareholders of WorldWay Corporation (the "Company") to be held on Thursday, October 12, 1995, and an Information Statement relating to such meeting. The purpose of the meeting is to act on a proposal providing for the merger of the Company and ABC Acquisition Corporation ("Acquisition"), a wholly owned subsidiary of Arkansas Best Corporation ("Arkansas"). The merger is the final step in the acquisition by Arkansas of the entire common equity interest in the Company pursuant to an Agreement and Plan of Merger dated as of July 8, 1995 among the Company, Arkansas and Acquisition. In the first step, a tender offer by Acquisition for all outstanding shares of common stock of the Company, Acquisition purchased 5,964,030 shares for $11.00 per share on August 10, 1995. In the merger, each outstanding share of the Company's common stock (other than shares held by Arkansas, its subsidiaries or any subsidiary of the Company and shares held by shareholders who properly exercise their dissenters' rights) will be converted into the right to receive $11.00 in cash. The Information Statement contains detailed information with respect to the proposed merger and should be read carefully.

     Your Board of Directors has unanimously approved the offer and determined that the terms of the offer and the merger are fair to and in the best interests of the Company's shareholders. In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors. These factors included the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, financial advisor to the Company, that the consideration of $11.00 per share to be received by the shareholders pursuant to the offer and the merger is fair to such shareholders from a financial point of view.

     Acquisition owns approximately 91% of the Company's outstanding common stock. The Company has been advised by Arkansas that all such shares will be voted in favor of the proposed merger. Under applicable law, the affirmative vote of the holders of a majority of the Company's common stock is required to approve the merger; thus, Acquisition has sufficient voting power to effect the merger without the affirmative vote of any other shareholder of the Company.

     ACCORDINGLY, THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. SHAREHOLDERS MAY, IF THEY CHOOSE, ATTEND THE SPECIAL MEETING AND VOTE THEIR SHARES IN PERSON.

                                          Sincerely,

                                          Lary R. Scott
                                          Chairman of the Board
                                          and Chief Executive Officer

                              WORLDWAY CORPORATION
                            400 TWO COLISEUM CENTRE
                               2400 YORKMONT ROAD
                        CHARLOTTE, NORTH CAROLINA 28217

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON THURSDAY, OCTOBER 12, 1995

                            ------------------------

To the Shareholders of WorldWay Corporation:


     Notice is hereby given that a Special Meeting of Shareholders of WorldWay Corporation, a North Carolina corporation (the "Company"), will be held at Arkansas Best Corporation, 3801 Old Greenwood Road, Fort Smith, Arkansas 72903, on Thursday, October 12, 1995, at 10:00 a.m., local time, for the following purposes:


          1. To consider and vote upon approval of the Agreement and Plan of Merger, dated as of July 8, 1995 (the "Merger Agreement"), among Arkansas Best Corporation, a Delaware corporation ("Arkansas"), ABC Acquisition Corporation, a North Carolina corporation and a wholly owned subsidiary of Arkansas ("Acquisition"), and the Company, providing, among other things, for the merger of Acquisition with and into the Company (the "Merger") pursuant to which each share of common stock, par value $0.50 per share, of the Company (the "Shares") which is issued and outstanding at the effective time of the Merger (other than Shares owned by Arkansas or any subsidiary of Arkansas or any subsidiary of the Company and other than Shares held by shareholders who perfect dissenters' rights under North Carolina law) will be converted into the right to receive $11.00 in cash, all as more fully described in the accompanying Information Statement. Subject to the exercise of dissenters' rights, all shares of preferred stock, par value $1.00 per share, of the Company (the "Preferred Shares"), issued and outstanding immediately prior to the effective time of the Merger shall remain issued and outstanding and unaffected by the Merger.

          2. To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.


     The Board of Directors has fixed the close of business on September 20, 1995 as the record date for the Special Meeting. Accordingly, only holders of record of Shares and Preferred Shares at the close of business on such date are entitled to notice of the Special Meeting, and only holders of record of Shares at the close of business on such date are entitled to vote at the Special Meeting and any adjournment or postponement thereof. See "Voting At The Special Meeting" in the accompanying Information Statement.


     SHAREHOLDERS OF THE COMPANY WHO DISSENT FROM THE PROPOSED MERGER AND COMPLY WITH THE REQUIREMENTS OF ARTICLE 13 OF THE NORTH CAROLINA BUSINESS CORPORATION ACT, INCLUDING THE REQUIREMENTS THAT A DISSENTING SHAREHOLDER GIVE TO THE COMPANY AND THE COMPANY MUST RECEIVE BEFORE THE VOTE ON THE MERGER, WRITTEN NOTICE OF HIS INTENT TO DEMAND PAYMENT FOR HIS SHARES AND NOT VOTE IN FAVOR OF THE MERGER, HAVE THE RIGHT TO SEEK APPRAISAL OF THEIR SHARES AND TO BE PAID THE FAIR VALUE OF THEIR SHARES. HOLDERS OF SHARES AND PREFERRED SHARES MAY EXERCISE DISSENTERS' RIGHTS. SEE "RIGHTS OF DISSENTING SHAREHOLDERS" IN THE ACCOMPANYING INFORMATION STATEMENT AND THE FULL TEXT OF ARTICLE 13 OF THE NORTH CAROLINA BUSINESS CORPORATION ACT ATTACHED THERETO AS ANNEX II FOR A DESCRIPTION OF THESE PROCEDURES.

     BECAUSE ACQUISITION OWNS A SUFFICIENT NUMBER OF SHARES TO APPROVE THE MERGER AGREEMENT AND ARKANSAS HAS ADVISED THE COMPANY THAT ALL SHARES OWNED BY ACQUISITION WILL BE VOTED IN FAVOR OF THE APPROVAL THEREOF, NO PROXIES ARE BEING SOLICITED BY THE BOARD OF DIRECTORS IN CONNECTION WITH THE SPECIAL MEETING. SHAREHOLDERS MAY, IF THEY CHOOSE, ATTEND THE SPECIAL MEETING AND VOTE THEIR SHARES IN PERSON.

                                          By Order of the Board of Directors

                                          Richard F. Cooper,
                                          Secretary

Charlotte, North Carolina
September 21, 1995

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       -----
Summary..............................................................................     ii
Introduction.........................................................................      1
The Special Meeting..................................................................      1
Voting at the Special Meeting........................................................      2
The Merger...........................................................................      2
  General............................................................................      2
  Effective Time of the Merger.......................................................      3
  Payment for Shares.................................................................      3
  Conditions to the Merger...........................................................      4
  Termination of the Merger Agreement; Amendments and Waiver.........................      4
  Regulatory Matters.................................................................      5
  Certain Tax Consequences of the Merger.............................................      6
  Interests of Certain Persons in the Merger.........................................      6
  Directors and Officers.............................................................      9
  Background of the Merger...........................................................     11
  Plans for the Company Following the Merger.........................................     14
Opinion of Financial Advisor.........................................................     14
Rights of Dissenting Shareholders....................................................     15
Source and Amount of Funds...........................................................     17
Market Prices and Dividends..........................................................     18
Selected Financial Data of the Company...............................................     19
Management's Discussion and Analysis of Financial Condition and Results of
  Operations.........................................................................     20
Information Concerning the Company...................................................     25
Certain Beneficial Owners............................................................     27
Information Concerning Arkansas and Acquisition......................................     28
Additional Information...............................................................     30
Incorporation by Reference...........................................................     30
Other Matters........................................................................     30
Annex II -- Article 13 of the North Carolina Business Corporation Act................   II-1
Annex III -- Opinion of Donaldson, Lufkin & Jenrette Securities Corporation..........  III-1

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Information Statement. Certain capitalized terms used in this Summary are defined elsewhere in this Information Statement. All statements in the following Summary are qualified and are made subject to the more detailed information contained elsewhere in this Information Statement and the exhibits annexed hereto, which you are urged to read in their entirety.

THE SPECIAL MEETING


     TIME, DATE AND PLACE. The Special Meeting of Shareholders of the Company will be held at Arkansas Best Corporation, 3801 Old Greenwood Road, Fort Smith, Arkansas 72903, on Thursday, October 12, 1995, at 10:00 a.m. local time.



     RECORD DATE; SHARES ENTITLED TO VOTE. Only holders of record of Shares and Preferred Shares at the close of business on September 20, 1995, the record date for the Special Meeting, are entitled to notice of the Special Meeting and only holders of Shares are entitled to vote at the Special Meeting. As of the record date there were 6,710,510 Shares outstanding and entitled to vote at the Special Meeting.


     PURPOSE OF THE SPECIAL MEETING. At the Special Meeting shareholders will be asked to approve the Merger Agreement, which provides for the Merger of Acquisition, a wholly owned subsidiary of Arkansas, into the Company. As a result of the Merger, the Company will become a wholly owned subsidiary of Arkansas.


     VOTE REQUIRED. The approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding Shares. Acquisition owns in the aggregate 5,964,030 Shares, representing approximately 91 percent of the outstanding Shares. The Company has been advised by Arkansas that all such Shares will be voted in favor of the Merger Agreement. ACCORDINGLY, THE APPROVAL OF THE MERGER AGREEMENT IS ASSURED WITHOUT THE VOTE OF ANY OTHER SHAREHOLDER OF THE COMPANY. The Board of Directors of the Company will not solicit proxies for the Special Meeting, and none of the Company's directors or officers will accept any appointment to act as proxy for any holder of Shares. Shareholders may, if they choose, attend the Special Meeting and vote their Shares in person. See "Introduction," "The Special Meeting," "Voting At The Special Meeting" and "Certain Beneficial Owners."


THE MERGER


     As a result of the Merger, the Company will become a wholly owned subsidiary of Arkansas and each Share issued and outstanding at the Effective Time of the Merger (other than Shares held by Arkansas, any subsidiary of Arkansas or any subsidiary of the Company and other than Shares held by shareholders who perfect their dissenters' rights) will be converted into the right to receive $11.00 in cash, the same price paid in Acquisition's Offer for any and all outstanding Shares. Subject to the exercise of dissenters' rights, all Preferred Shares, issued and outstanding immediately prior to the effective time of the Merger shall remain issued and outstanding and unaffected by the Merger. The Debentures will remain outstanding following the Merger but will no longer be convertible into Shares. Each Debenture outstanding at the Effective Time will become convertible (until the expiration of the conversion right of the Debenture) solely into $11.00 in cash, without interest, with respect to each Share issuable upon conversion of such Debenture immediately prior to the Effective Time. See "The Special Meeting."


     REGULATORY MATTERS. Provisions of the Interstate Commerce Act require approval of, or the granting of an exemption from approval by, the Interstate Commerce Commission (the "ICC") for the acquisition of control of two or more carriers subject to the jurisdiction of the ICC ("Carriers") by a person that is not a Carrier and for the acquisition of control of a Carrier by a person that is not a Carrier but that controls any number of Carriers. ICC exemption or approval is required for Acquisition to acquire control of the six subsidiaries of the Company regulated by the ICC (the "ICC Subsidiaries").

     To ensure that Acquisition does not acquire and directly or indirectly exercise control over the ICC Subsidiaries in violation of the Interstate Commerce Act, following Acquisition's purchase of the Shares pursuant to the Offer, Acquisition caused the Company to deposit the shares of its ICC Subsidiaries in separate voting trusts (the "Voting Trusts"). On July 14, 1995, the ICC issued an informal opinion approving the form of the voting trust agreement to be used in connection with the acquisition of Carolina Freight Carriers Corporation, one of the Company's ICC Subsidiaries. On July 21, 1995, Arkansas received a further informal opinion from the staff of the ICC that separate voting trusts, identical to that submitted for Arkansas' acquisition of Carolina Freight Carriers Corporation, except for appropriate name substitutions, would effectively insulate Arkansas from unlawful control of the Company's other ICC Subsidiaries.

     On July 10, 1995 Arkansas, Acquisition and the Company filed with the ICC a notice of exemption (the "Notice of Exemption") to permit Arkansas and Acquisition to acquire control of the ICC Subsidiaries. According to ICC regulations the Notice of Exemption will automatically become effective 60 days after the ICC publishes the Notice of Exemption in the ICC Register unless complaints concerning the Notice of Exemption are filed. The Notice of Exemption was published in the ICC Register on July 19, 1995 and the 60 day period ends on September 18, 1995. During such period, no complaints concerning the Notice of Exemption were filed.

     On July 14, 1995 the ICC granted Arkansas temporary authority to operate through management the properties of the ICC Subsidiaries until final disposition of the Notice of Exemption.

     CERTAIN TAX CONSEQUENCES OF THE MERGER. The receipt of cash by a shareholder of the Company pursuant to the Merger will be a taxable transaction to such shareholder for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign laws. Each shareholder of the Company is urged to consult his own tax advisor as to the particular tax consequences to him of the Merger.


     DIRECTORS AND OFFICERS. Pursuant to the Merger Agreement, following acceptance for payment of the Shares by Acquisition pursuant to the Offer, on August 11, 1995, Acquisition designated seven directors, Messrs. Young, Neal, Cooper, Meyers, Slack, Marquard and Morris, to the Board of Directors of the Company. As a result, the percentage of the members of the Board of Directors designated by Acquisition is equal to at least the percentage of outstanding Shares now owned by Acquisition.


     DISSENTERS' RIGHTS. Under North Carolina law, holders of Shares and Preferred Shares have the right to dissent from the Merger and require the Company, after the consummation of the Merger, to make payment of the "fair value" of their Shares or Preferred Shares, as the case may be. "Fair value" will be determined by certain procedures complying with North Carolina law. See "Rights of Dissenting Shareholders." Under North Carolina law, the "fair value" of the Shares and Preferred Shares would be determined as of the close of business on the day prior to the effectuation of the Merger and may be more or less than the Merger Consideration. In order to obtain a determination of the "fair value" of his Shares or Preferred Shares, a shareholder must comply with all of the procedural requirements of Article 13 of the Business Corporation Act of North Carolina, a description of which is provided in "Rights of Dissenting Shareholders" and the full text of which is attached to this Information Statement as Annex II. FAILURE TO COMPLY WITH ANY OF THE REQUIRED PROCEDURES MAY RESULT IN TERMINATION OF A SHAREHOLDER'S DISSENTERS' RIGHTS. SHAREHOLDERS DESIRING TO EXERCISE SUCH RIGHTS SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

     INTERESTS OF CERTAIN PERSONS IN THE MERGER.


     Stock Options. Prior to the consummation of the Offer, the Company's then directors and executive officers as a group held outstanding stock options ("Options"), granted under the Company's various stock option plans ("Option Plans"), to purchase an aggregate of 593,000 Shares. The exercise prices for such Options ranged from $9.63 to $14.50 per Share. In accordance with the terms of the Merger Agreement, prior to the consummation of the Offer (i) the vesting of each nonvested Option was accelerated so that each such Option became fully exercisable and (ii) each Option was then cancelled in exchange for an amount in cash equal to the product of (y) the number of Shares subject to such Option and
(z) the excess of the price per Share to be paid in the Offer over the per Share exercise price of such Option. Notwithstanding the foregoing, Options held by individuals whose Options all had an exercise price of at least $11.00 per Share were cancelled in exchange for an amount of cash equal to $0.25 per outstanding Option share. Any Option which was not cancelled in accordance with this paragraph will be cancelled at the Effective Time in exchange for an amount in cash, payable at the Effective Time, equal to the amount which would have been paid had such Option been cancelled immediately prior to the consummation of the Offer in accordance with this paragraph.

     Indemnification and Insurance. The Merger Agreement provides that all rights of indemnification in favor of employees, agents, directors or officers of the Company as provided in the Merger Agreement, the Company's Articles of Incorporation, as amended, and the amended and restated By-laws will survive the Merger for six years, that the Surviving Corporation will maintain for six years following the Effective Time the current policies of directors' and officers' liability insurance, subject to certain limitations, and that the Surviving Corporation will maintain for two years following the Effective Time the Company's current or similar professional liability insurance with respect to the Company's employee attorneys, subject to certain limitations.

     Employment Contracts. The Company entered into an employment agreement with Lary Scott, Chairman of the Board and Chief Executive Officer, on June 2, 1995 that terminates three (3) years after either party gives notice of termination. The contract calls for annual compensation of not less than $250,000 and certain other benefits and perquisites. The agreement also prohibits Mr. Scott from competing with the Company, or any subsidiary of the Company, during the term of the agreement and for six months thereafter.

     Officer Severance Agreements. In July 1995, the Company and certain executives, including Messrs. Scott and Hertwig, entered into certain amendments to the severance agreements between the Company and such executives. The amendments provide that, following a change of control, if the officer's employment is terminated for any reason (including resignation) during the six-month period after the first anniversary of the change of control, the officer will be entitled to receive a payment in cash equal to 2.99 times his average W-2 earnings for the five-year period that immediately precedes the year in which termination occurs.

BUSINESS OF THE COMPANY

     The Company is a holding company with headquarters in Charlotte, North Carolina. The Company was originally incorporated in 1982 as Carolina Freight Corporation and changed its name in May 1995 to WorldWay Corporation. The Company owns seven operating subsidiaries, which offer domestic and international surface transportation services, logistics management, and certain other transportation-related services. Its subsidiaries include three regional less-than-truckload trucking companies, and one truckload carrier. The Company also has three subsidiaries, one of which provides dedicated truckload, metropolitan less-than-truckload and warehousing services; the second of which provides transportation-related services including intermodal shipping, rate negotiation, and freight payment services; and the third, non-vessel operating common carrier, which provides international transportation of exported and imported goods. See "Information Concerning the Company."

                          MARKET PRICES AND DIVIDENDS


     On August 11, 1995, the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange ("PSE") suspended the trading of the Shares and the Debentures because following the Offer there were fewer than 600,000 Shares publicly held and in the case of the Debentures because the Shares into which they are convertible are no longer being traded. The NYSE has indicated that it will make an application to the Securities and Exchange Commission to delist the Shares and the Debentures. The Shares were listed and traded on the NYSE and the PSE under the symbol "WCN." The following table sets forth, for the year and calendar quarters indicated, high and low sales prices per Share.


                                                                 HIGH       LOW
                                                                 ----       ----
            1993...............................................  $ 16       $11 3/8
            1994...............................................    13       8 5/8
            1995:
              First Quarter....................................  12 1/8     9 1/4
              Second Quarter...................................  10 1/4     8 7/8
              Third Quarter (through August 10)................  11 1/4     9 1/4


     On July 7, 1995, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing sale price of the Shares on the NYSE was $9 1/2 per Share. On July 13, 1995, the last full day of trading before the commencement of the Offer, the reported closing sale price of the Shares on the NYSE was $11.00 per Share. On August 10, 1995, the day prior to suspension of trading on the NYSE such price was $10 7/8 per Share.


     In 1993 the Company paid a cash dividend of $.05 per Share. Since January 10, 1994, the Company has paid no cash dividends in respect of the Shares. The Company has no current plans for declaring any dividends.

                            SELECTED FINANCIAL DATA

     Set forth below are selected financial data with respect to the Company. The following data should be read in connection with the financial statements and related notes included elsewhere in this Information Statement. See "Selected Financial Data of the Company" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                              WORLDWAY CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                        TWENTY-FOUR WEEKS
                                              ENDED
                                      ---------------------          YEAR ENDED DECEMBER 31,
                                      JUNE 17,     JUNE 18,     ----------------------------------
                                        1995         1994         1994         1993         1992
                                      --------     --------     --------     --------     --------
                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Operating revenue...................  $374,160     $455,833     $935,940     $845,350     $801,138
Earnings (loss) from operations.....   (19,706)      17,052       26,208        5,038         (615)
Operating ratio(1)..................     105.2%        96.2%        97.2%        99.4%       100.0%
Pre-tax earnings (loss).............  $(25,256)    $ 11,716     $ 14,828     $ (5,329)    $ (9,900)
Net earnings (loss) before
  cumulative effect of changes in
  accounting principles.............   (16,209)       6,722        8,000       (4,162)      (6,188)
Net earnings (loss).................   (16,209)       5,500        6,778       (4,162)       3,648
Net earnings (loss) per share before
  cumulative effect of changes in
  accounting principles.............     (2.47)        1.02         1.21         (.65)        (.96)
Net earnings (loss) per common
  share.............................     (2.47)        0.83         1.02         (.65)         .54
Cash dividends declared per share...        --           --           --         0.20         0.50


                                                                                     AT
                                                                                DECEMBER 31,
                                                                            ---------------------
                                                                              1994         1993
                                                                AT          --------     --------
                                                             JUNE 17,
                                                               1995
                                                            -----------
                                                            (UNAUDITED)
BALANCE SHEET DATA:
Total current assets......................................   $ 106,219      $114,841     $ 96,806
Total assets..............................................     348,076       370,314      363,938
Total current liabilities.................................     105,861       120,923      118,053
Current maturities of long-term debt......................       3,448         3,206        5,494
Total long-term debt, excluding current portion...........      69,663        68,277       71,176
Total shareholders' equity................................     112,093       128,346      121,612

---------------

(1) The operating ratio is the ratio of operating expenses, which is the difference between operating revenue and earnings (loss) from operations, to operating revenue.

                              WORLDWAY CORPORATION
                            400 TWO COLISEUM CENTRE
                               2400 YORKMONT ROAD
                        CHARLOTTE, NORTH CAROLINA 28217

                            ------------------------

                             INFORMATION STATEMENT

                            ------------------------

                        SPECIAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON THURSDAY, OCTOBER 12, 1995

                            ------------------------

                                  INTRODUCTION


     This Information Statement is being furnished to shareholders of WorldWay Corporation, a North Carolina corporation (the "Company"), in connection with a Special Meeting of Shareholders of the Company (the "Special Meeting") to be held at Arkansas Best Corporation, 3801 Old Greenwood Road, Fort Smith, Arkansas 72903, on Thursday, October 12, 1995, at 10:00 a.m. local time, and any adjournment or postponement thereof. This Information Statement will first be mailed to shareholders on or about September 21, 1995. We are not asking you for a proxy and you are requested not to send us a proxy. Shareholders may, if they choose, attend the Special Meeting and vote in person. See "The Special Meeting" and "Voting At The Special Meeting."


                              THE SPECIAL MEETING

     At the Special Meeting, holders of common stock (see "Voting At The Special Meeting") will consider and take action upon a proposal to approve the Agreement and Plan of Merger, dated as of July 8, 1995 (the "Merger Agreement"), among Arkansas Best Corporation, a Delaware corporation ("Arkansas"), ABC Acquisition Corporation, a North Carolina corporation and a wholly owned subsidiary of Arkansas ("Acquisition"), and the Company, providing, among other things, for the merger of Acquisition with and into the Company (the "Merger"). As a result of the Merger, the Company will become a wholly owned subsidiary of Arkansas and each outstanding share of common stock, par value $0.50 per share (the "Shares"), of the Company issued and outstanding at the effective time (the "Effective Time") of the Merger (other than Shares held by Arkansas, any subsidiary of Arkansas or any subsidiary of the Company and other than Shares held by shareholders who perfect their dissenters' rights) will be converted into the right to receive $11.00 in cash, the same per Share price paid pursuant to Acquisition's cash tender offer (the "Offer") for any and all outstanding Shares. Subject to the exercise of dissenters' rights, all shares of preferred stock, par value $1.00 per share, of the Company (the "Preferred Shares"), issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.


     In April 1986, the Company issued $50 million principal amount of 6.25% Convertible Subordinated Debentures due April 15, 2011 (the "Debentures"), which are convertible by the holders thereof into Shares at a conversion price of $47.50 per Share, subject to adjustments in certain events. The outstanding principal amount of Debentures on September 20, 1995, was $49,994,000. Interest on the Debentures is payable semi-annually on April 15 and October 15 of each year. The Debentures are currently redeemable in whole or in part at the option of the Company at 100.625% (and declining annually to 100% on or after April 15, 1996) of their principal amount plus accrued interest. Sinking fund payments sufficient to retire $2,500,000 aggregate principal amount of the Debentures annually, commencing April 15, 1997, are calculated to retire 70% of the Debentures prior to maturity. The Debentures were listed on the NYSE but were suspended from trading on August 11, 1995 following the Offer because the Shares into which they are convertible were suspended from trading on the NYSE because fewer than 600,000 Shares remained publicly held. The Debentures will remain outstanding following the Merger but will no longer be convertible into Shares. Each Debenture outstanding at the Effective Time will become convertible (until the expiration of the conversion right of the Debenture) solely into $11.00 in cash, without interest, with respect to each Share issuable upon conversion of such Debenture immediately prior to the Effective Time.


     The Offer commenced on July 14, 1995 and expired on August 10, 1995. Pursuant to the Offer, Acquisition purchased 5,964,030 Shares at $11.00 per Share. As a result of such purchases Acquisition currently owns 5,964,030 Shares, constituting approximately 91 percent of the outstanding Shares.


                         VOTING AT THE SPECIAL MEETING


     The Board of Directors of the Company has fixed the close of business on September 20, 1995, as the record date for the determination of holders entitled to notice of and to vote at the Special Meeting. The Shares are the only securities of the Company entitled to vote on the Merger Agreement. Under North Carolina law, the affirmative vote of the holders of a majority of the outstanding Shares is required for approval of the Merger Agreement. At the close of business on the record date, 6,710,510 Shares were issued and outstanding and entitled to vote at the Special Meeting.


     Holders of record of Shares on the record date are entitled to one vote per Share, exercisable in person or by proxy at the Special Meeting. The Board of Directors of the Company will not solicit proxies for the Special Meeting, and none of the Company's directors or officers will accept any appointment to act as proxy for any holder of Shares. Acquisition owns in the aggregate in excess of 5,964,030 of the outstanding Shares, constituting approximately 91 percent of the outstanding Shares. Arkansas has advised the Company that all Shares held by Acquisition will be voted in favor of the Merger. Accordingly, Acquisition has sufficient voting power to assure approval of the Merger Agreement without the affirmative vote of any other shareholder of the Company.

     The respective Boards of Directors of both the Company and Arkansas have considered and duly approved the Merger Agreement. Arkansas, as the sole shareholder of Acquisition, has approved the Merger Agreement. See "Background of the Merger" and "Opinion of Financial Advisor."


     As of September 20, 1995, there were no Shares owned by the executive officers and directors of the Company (including Shares subject to stock options held by such persons). See "Interests of Certain Persons in the Merger -- Stock Options."



     The Company knows of no person, other than Arkansas and its affiliates, who holds of record or owns beneficially more than five percent of the outstanding Shares. To the best knowledge of the Company, except for the employee stock options described in "Interests of Certain Persons in the Merger," none of its current directors or officers owns any Shares.


     It is not anticipated that any other matters will be brought before the Special Meeting.

                                   THE MERGER

     The following information with respect to the Merger, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, a copy of which is annexed to this Information Statement as Annex I.

GENERAL

     The Merger Agreement provides that, subject to the satisfaction or waiver of the conditions set forth therein, Acquisition will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Acquisition will cease and the Company will continue its business as a wholly owned subsidiary of Arkansas. The Company, as the surviving corporation in the Merger, is sometimes referred to herein as the "Surviving Corporation." In the Merger, each outstanding Share (other than Shares held by

Arkansas, any of its subsidiaries or any subsidiary of the Company and other than Shares held by shareholders, if any, who perfect their dissenters' rights under North Carolina law) will be converted at the Effective Time into the right to receive $11.00 in cash per Share, without any interest thereon.

     Each Share which is owned by Arkansas, any subsidiary of Arkansas or any subsidiary of the Company immediately prior to the Effective Time shall be cancelled.

     Each outstanding share of common stock of Acquisition will be converted, at the Effective Time, into one share of common stock of the Surviving Corporation. The Merger Agreement provides that, subject to the exercise of dissenters' rights, all Preferred Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective upon the filing and recording of Articles of Merger in the office of the North Carolina Secretary of State or at such later time as Acquisition and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time"). This filing will be made as soon as practicable after the last of the conditions to the Merger set forth in the Merger Agreement is satisfied or waived. As of the Effective Time, holders of Shares (other than Arkansas or any subsidiary of Arkansas) will have no further ownership interest in the Company and will only be entitled to receive either $11.00 in cash for each of their Shares held of record or any consideration they may be entitled to receive as dissenting shareholders under North Carolina law. Shares held by holders who have properly demanded an appraisal of such Shares and have not withdrawn or lost their appraisal rights ("Dissenting Shares") shall be converted into the right to be paid the consideration determined pursuant to Article 13 of the North Carolina Business Corporation Act. See "Rights of Dissenting Shareholders" and Annex II.

PAYMENT FOR SHARES

     Prior to the Effective Time, Arkansas shall designate a bank or trust company (reasonably acceptable to the Company) to act as paying agent in the Merger (the "Paying Agent"), and, from time to time on, prior to or after the Effective Time, Arkansas shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent immediately available funds in amounts and at the times necessary for the payment of $11.00 per Share upon surrender of certificates representing the Shares as part of the Merger. Any and all interest earned on funds made available to the Paying Agent pursuant to the Merger Agreement shall be paid to Arkansas.

     As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall require the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted into the right to receive $11.00 per Share (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Arkansas may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for $11.00 per Share. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Arkansas, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor $11.00 in cash for each Share theretofore represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is properly endorsed or otherwise is in proper form for transfer and the person requesting such payment pays any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Arkansas that such tax has been paid or is not applicable. Until surrendered as contemplated by the Merger Agreement, each Certificate shall be deemed at any time after the Effective

Time to represent only the right to receive $11.00 in cash for each Share theretofore represented by such Certificate. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

     All cash paid upon the surrender of Certificates in accordance with the terms provided in the Merger Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates, and, from and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in the Merger Agreement, except as otherwise provided by law.

     None of Arkansas, Acquisition, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

CONDITIONS TO THE MERGER

     The obligations of Arkansas, Acquisition and the Company to effect the Merger are subject to the satisfaction of the following conditions: (a) the Merger Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of all Shares entitled to be cast in accordance with applicable law and the Company's Articles of Incorporation, as amended, provided that Arkansas and Acquisition shall vote all their Shares in favor of the Merger; and (b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger or the transactions contemplated thereby shall be in effect; provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered.

     As used in the Merger Agreement, the term "Governmental Entity" means any Federal, state or local government or any court, administrative or regulatory agency, domestic or foreign.

TERMINATION OF THE MERGER AGREEMENT; AMENDMENTS AND WAIVER

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

          (a) by mutual written consent of Arkansas and the Company;

          (b) by either Arkansas or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, the Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable; or

          (c) by the Company, if Acquisition or Arkansas shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to Arkansas or Acquisition, as applicable, except, in any case, such failures which are not reasonably likely to affect adversely Arkansas' or Acquisition's ability to complete the Merger.

     The Merger Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to this Agreement or (c) subject to certain limitations, waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of those rights.

REGULATORY MATTERS

     The ICC Subsidiaries are comprised of six corporations which engage in the interstate transportation of property, an activity causing those subsidiaries, and acquisition of control of those subsidiaries, to be subject to the jurisdiction of the ICC. Provisions of the Interstate Commerce Act require approval of, or the granting of an exemption from approval by, the ICC for the acquisition of control of two or more carriers subject to the jurisdiction of the ICC by a person that is not a Carrier and for the acquisition or control of a Carrier by a person that is not a Carrier but that controls any number of Carriers. ICC exemption or approval is required for Acquisition to acquire control of the ICC Subsidiaries.

     To ensure that Acquisition does not acquire and directly or indirectly exercise control over the ICC Subsidiaries in violation of the requirements of the Interstate Commerce Act, Acquisition caused the Company to deposit the shares of its ICC Subsidiaries in the voting trusts ("Voting Trusts") promptly upon Acquisition's acquisition of Shares pursuant to the Offer. On July 14, 1995, the ICC issued an informal opinion approving the form of the voting trust agreement to be used in connection with the acquisition of Carolina Freight Carriers Corporation ("CFCC"), one of the Company's ICC Subsidiaries. On July 21, 1995, Arkansas received a further informal opinion from the staff of the ICC that separate voting trusts, identical to that submitted for Arkansas' acquisition of CFCC, except for appropriate name substitutions, would effectively insulate Arkansas from unlawful control of the Company's other ICC Subsidiaries.

     Pursuant to the terms of the voting trust agreements, the Trustees will hold the shares of the ICC Subsidiaries until (i) the effective date of the ICC's approval or exemption from approval of Arkansas' and Acquisition's acquisition of control of the ICC Subsidiaries, (ii) the shares of the ICC Subsidiaries are sold to a third party or otherwise disposed of, or (iii) the Voting Trusts are otherwise terminated. The voting trust agreements provide that the Trustees have the sole power to vote such shares of the ICC Subsidiaries. In addition, the voting trust agreements provide that the Company or its successor in interest will be entitled to receive any cash dividends paid by the ICC Subsidiaries.

     NOTICE OF EXEMPTION. The ICC has provided by regulation that it will exempt from the requirement for its prior approval all acquisitions of control involving only motor carriers of property subject to the ICC's jurisdiction unless it determines that such an exemption is not warranted because of issues regarding competition, impact on employees or the safety ratings of the parties. The ICC regulations require parties to such acquisitions to file a notice of exemption with the ICC, and they provide that the exemption from approval will automatically become effective 60 days after the ICC publishes the notice of exemption in the ICC Register unless complaints concerning the notice of exemption are filed. The regulations further provide that the ICC will generally decide any complaints within 30 days after receiving them; such decisions may deny the complaint and permit the exemption to become effective or may prevent the exemption from becoming effective.

     On July 10, 1995, Arkansas, Acquisition and the Company filed with the ICC a notice of exemption (the "Notice of Exemption") to permit Arkansas and Acquisition to acquire control of the ICC Subsidiaries. The Notice of Exemption was published in the ICC Register on July 19, 1995, and the 60 day period ends on September 18, 1995. During such period, no complaints concerning the Notice of Exemption were filed.

     TEMPORARY AUTHORITY. Pending receipt of the exemption from or approval by the ICC, a provision of the Interstate Commerce Act authorizes the ICC to permit Arkansas temporarily to operate through management the properties of the ICC Subsidiaries if the ICC concludes that failure to grant such temporary operating authority may result in injury to those properties or substantially interfere with their future usefulness in providing adequate and continuous service to the public. On July 14, 1995, the ICC granted Arkansas temporary authority to operate through management the properties of the ICC Subsidiaries until final disposition of the Notice of Exemption.

CERTAIN TAX CONSEQUENCES OF THE MERGER

     The receipt of cash by a shareholder of the Company pursuant to the Merger will be a taxable transaction to such shareholder for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. Accordingly, a shareholder of the Company will generally recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received pursuant to the Merger and such shareholder's tax basis for the Shares surrendered in exchange therefor. Such gain or loss will be capital gain or loss (assuming the Shares are held as a capital asset), and any such capital gain or loss will be long term if the Shares were held for more than one year.

     The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the federal income tax laws, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions, and may not apply to a holder of Shares in light of its individual circumstances. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     STOCK OPTIONS. Prior to the consummation of the Offer, the Company's then directors and executive officers as a group held outstanding stock options ("Options"), granted under the Company's various stock option plans ("Option Plans"), to purchase an aggregate of 593,000 Shares. The exercise prices for such Options ranged from $9.63 to $14.50 per Share. In accordance with the terms of the Merger Agreement, prior to the consummation of the Offer (i) the vesting of each nonvested Option was accelerated so that each such Option became fully exercisable and (ii) each Option was then cancelled in exchange for an amount in cash equal to the product of (y) the number of Shares subject to such Option and
(z) the excess of the price per Share to be paid in the Offer over the per Share exercise price of such Option. Notwithstanding the foregoing, Options held by individuals whose Options all had an exercise price of at least $11.00 per Share were cancelled in exchange for an amount of cash equal to $0.25 per outstanding Option share. Any Option which was not cancelled in accordance with this paragraph will be cancelled at the Effective Time in exchange for an amount in cash, payable at the Effective Time, equal to the amount which would have been paid had such Option been cancelled immediately prior to the consummation of the Offer in accordance with this paragraph.



     On June 2, 1995, pursuant to the 1995 Nonqualified Stock Option Plan, approved by the shareholders on May 3, 1995, the Company granted Options to purchase 480,000 Shares to certain employees at an exercise price of $9.625 (the market price of the Shares on that date). Of these Options, the following were granted to persons who at that time were executive officers of the Company:


                James Hertwig......................................   70,000
                James Justiss......................................    5,000
                Shawn W. Poole.....................................   30,000
                Robert C. Rains....................................   20,000
                D.E. Randolph......................................   23,000
                Lary R. Scott......................................  140,000
                David D. Taggart...................................   30,000
                John B. Yorke......................................   32,000

     Shown below is information on grants of Options pursuant to the Company's Option Plans during the fiscal year ended December 31, 1994 to certain directors and officers of the Company.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                                       NUMBER OF      % OF TOTAL
                                       SECURITIES    OPTIONS/SARS
                                       UNDERLYING     GRANTED TO    EXERCISE OF                  GRANT DATE
                                      OPTIONS/SARS   EMPLOYEES IN   BASE PRICE     EXPIRATION   PRESENT VALUE
                                       GRANTED(1)    FISCAL YEAR      ($/SH)          DATE         ($)(2)
                                      ------------   ------------   -----------    ----------   -------------
Lary R. Scott.......................     45,000          15.5         $ 11.25        05-03-04      237,600
James R. Hertwig....................     15,000           5.2           11.25        05-03-04       79,200
                                         10,000           3.5           10.875       03-06-04       50,600
Palmer E. Huffstetler...............     16,000           5.5           11.25        05-03-04       84,480
D. Edmond Randolph..................     19,000           6.6           11.25        05-03-04      100,320
David D. Taggart....................     20,300           7.0           11.25        05-03-04      107,184

---------------

(1) All grants of options were made on May 4, 1994, under the 1994 Nonqualified Stock Option Plan ("1994 Plan") with the exception that an option to purchase 10,000 shares at a base price of $10.875 was granted to Mr. Hertwig on March 7, 1994 under the 1984 Incentive Stock Plan (the "1984 Plan"). Such options have an exercise price equal to 100% of the fair market value of the options on the date of grant. Options remain outstanding for 10 years and become exercisable cumulatively in annual installments so long as employment with the Company continues. Pursuant to the terms of the 1984 Plan, during the first year an option is outstanding it may not be exercised. Thereafter, the option shall be exercisable in installments as follows: 30% of the number of shares after commencement of the second year, 30% after the third year and 40% after the fourth year. Options otherwise exercisable may be exercised within the following periods of time when employment is terminated for the indicated reasons: three months following the optionee's termination of employment, except when termination is for cause, and one year following the death of the optionee. The nonvested portion of an employee's options shall be considered forfeited upon termination of his or her employment with the Company for whatever reason. Options granted under the 1994 Plan vest in 25% increments annually beginning one year following the date of grant of the option. No option granted under the 1994 Plan may be exercised prior to two years from the date of grant of such option. Upon termination of employment for any reason, any nonvested portion of an option granted under the 1994 Plan is forfeited. In the event an optionee's employment terminates by reason of death, retirement (as defined in the 1994 Plan), permanent and total disability (as determined generally pursuant to the long-term disability plan applicable to such optionee), or under such other circumstances as may be determined by the Compensation Committee, the vested portion of such optionee's options granted under the 1994 Plan shall be exercisable for a period of one year thereafter. In the event of termination of an optionee's employment for any other reason, all of such optionee's options granted under the 1994 Plan shall terminate, and shall no longer be exercisable, as of the date of termination of employment. Vesting of such options may be accelerated under certain circumstances involving a change of control of Company. All options were granted with an exercise price equal to the closing price on the New York Stock Exchange -- Composite Transactions of the Company's common stock on May 4, 1995, and on March 7, 1994 for such options granted Mr. Hertwig under the 1984 Plan.

(2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on the following assumptions: exercise price is 100% of the fair market value at date of grant; exercise term is ten years; no discounts have been taken for vesting or restrictions; the risk free rate is 7.14% (based on the 10-year Treasury note yield as of the date options were issued); the volatility factor is .33 (based on the preceding 12-months); and the dividend yield is 1.78% (based on the preceding 12 months). At year end, the option price was substantially above the then-current market price of the Company's common stock.

     The following table sets forth information regarding the number of unexercised options held by the named executives at December 31, 1994. No options were exercised by the named executives during 1994.

        AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL
                           YEAR-END OPTION/SAR VALUES

                                                                              NUMBER OF
                                                                             SECURITIES         VALUE OF
                                                                             UNDERLYING        UNEXERCISED
                                                                             UNEXERCISED      IN-THE-MONEY
                                                                           OPTIONS/SARS AT   OPTIONS/SARS AT
                                                                             FY-END (#)        FY-END ($)
                                        SHARE ACQUIRED                      EXERCISABLE/      EXERCISABLE/
                 NAME                   ON EXERCISE (#)   VALUE REALIZED    UNEXERCISABLE     UNEXERCISABLE
--------------------------------------  ---------------   --------------   ---------------   ---------------
Lary R. Scott.........................         0             N/A             10,500/69,500      *
Palmer E. Huffstetler.................         0             N/A             40,552/26,448      *
James R. Hertwig......................         0             N/A                  0/25,000      *
D. Edmond Randolph....................         0             N/A                300/19,700      *
David D. Taggart......................         0             N/A              4,210/20,170      *

---------------

* The exercise prices for all options outstanding were higher than the market value of the Company's Common Stock, as reported on the New York Stock Exchange, at December 31, 1994.

     INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that Arkansas and the Surviving Corporation agree that the indemnification obligations set forth in the Company's Articles of Incorporation, as amended, and the Amended and Restated By-laws on the date of the Merger Agreement and the indemnification obligations set forth on a schedule to the Merger Agreement will survive the Merger and will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company (the "Indemnified Parties").

     The Merger Agreement provides that for six years from the Effective Time, the Surviving Corporation will either (x) maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are covered on the date of the Merger Agreement by the Company's directors' and officers' liability insurance policy, provided, however, that in no event will the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance which the Company represented to be $105,000 for the twelve month period ended May 12, 1996; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount or (y) cause Arkansas' directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of the Merger Agreement by the Company's directors' and officers' liability insurance policy with respect to those matters covered by the Company's directors' and officers' liability policy (such coverage to be not less favorable than the coverage provided under such policy to Arkansas' directors and officers). Notwithstanding the foregoing, on and after the date two years from the Effective Time, Arkansas, at its option, may agree in writing to guarantee or assume the indemnification obligations set forth in the preceding paragraph in lieu of maintaining the insurance described in clauses (x) or (y) above.

     For two years from the Effective Time, the Surviving Corporation will maintain in effect the Company's current or similar professional liability insurance with respect to Company employee attorneys so long as premium amounts do not exceed $8,000 per year, provided, however, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     EMPLOYMENT CONTRACTS. The Company entered into a contract of employment with Mr. Scott during 1993 that expires on March 21, 1998. The contract calls for annual compensation of not less than $250,000. The contract provides for certain other benefits and perquisites afforded all other officers of the Company, and in some cases, afforded all other employees of the Company. On June 2, 1995, Mr. Scott entered into an employment agreement extending the term of his employment with the Company. The contract calls for annual compensation of not less than $250,000 and certain other benefits and perquisites. The agreement also prohibits Mr. Scott from competing with the Company, or any subsidiary of the Company, during the term of the agreement and for six months thereafter.

     The Company entered into a contract of employment with Mr. Hertwig during 1994 that terminates two (2) years after the Company gives notice of termination. The contract calls for annual compensation of not less than $135,000. The contract provides for certain other benefits and perquisites afforded all other officers of the Company, and in some cases, afforded all other employees of the Company.

     The Company also entered into a contract of employment with Mr. Huffstetler during 1993 which by its terms was to expire on March 21, 1997. The contract called for annual compensation of not less than $182,000 as well as certain other benefits and perquisites afforded all other officers of the Company and, in some cases, afforded all other employees of the Company. Pursuant to mutual agreement of Mr. Huffstetler and the Company, such contract was terminated upon Mr. Huffstetler's retirement from the Company effective December 31, 1994. Pursuant to the provisions of such contract, upon his retirement Mr. Huffstetler became entitled to retirement benefits similar to those provided under the 1992 Retirement Incentive Program of CFCC.

     OFFICER SEVERANCE AGREEMENTS. The Company has entered into agreements with certain executives, including Messrs. Scott and Hertwig, that provide for continued compensation in the event of their termination of employment following a change in control of the Company. Under the agreements, a change in control means one of a nature that would require reporting under the Act by a person, as defined in the Act, other than the Company, its subsidiaries, or an employee benefit plan sponsored by the Company or one of its subsidiaries. Following a change in control, if the officer is terminated within 24 months for any reason other than for cause, disability, retirement or death, or should the officer leave his employment for good reason, as defined in the agreement, then the officer is entitled to receive a payment in cash equal to 2.99 times his average W-2 earnings for the five-year period which immediately precedes the year in which the termination occurs. Each agreement expires December 31, 1995, but is automatically extended from year to year unless the Company provides notice of its intent to terminate at least ninety (90) days prior to January 1 of any succeeding year. The severance agreements were amended in July 1995 to provide that the officers will be entitled to receive the compensation described above if the officer's employment is terminated for any reason (including resignation) during the six-month period after the first anniversary of a change of control.

DIRECTORS AND OFFICERS


     Pursuant to the Merger Agreement upon acceptance for payment of the Shares by Acquisition pursuant to the Offer, on August 11, 1995, Acquisition designated seven directors, Messrs. Young, Neal, Cooper, Meyers, Slack, Marquard and Morris, to the Board of Directors of the Company such that Acquisition's representation on the Board of Directors is equal to at least that number of directors that equals the product of the total number of directors on such Board (giving effect to the directors appointed pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares held by Acquisition bears to the number of Shares then outstanding. The election of Acquisition's designees to the Board of Directors was accomplished by written consent of the Board of Directors of the Company.


     Acquisition has advised the Company that none of the persons listed below has during the last five years been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or was party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was, or is, subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation on such laws. Acquisition has also advised the Company that none of the persons listed below is a director of, or holds any position with, the Company, and that none of such persons beneficially owns any equity securities, or rights to acquire any equity securities, of the Company or has been involved in any transactions with the Company or any of its directors, executive officers or affiliates which are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission").

     The name, business address, present principal occupation or employment and five-year employment history of each of the designees of Acquisition are set forth below. Unless otherwise indicated below, the business address of each such director and each such executive officer is 3801 Old Greenwood Road, Fort Smith, Arkansas 72903. Unless otherwise indicated below, each occupation set forth opposite an individual's name refers to employment with Arkansas. All such directors and executive officers listed below are citizens of the United States.


                                           POSITION WITH ARKANSAS, PRINCIPAL OCCUPATION
     NAME AND BUSINESS ADDRESS                     OR 5-YEAR EMPLOYMENT HISTORY
-----------------------------------  --------------------------------------------------------
Robert A. Young III(54)............  Mr. Young is a Class III Director of Arkansas whose term expires May 1998. He has been a director since 1970. He
                                     has also been the Chief Executive Officer of Arkansas
                                     since August, 1988, President of Arkansas since 1973,
                                     and was Chief Operating Officer and a director of
                                     Treadco, Inc. since June 1991. He is also a director of
                                     Mosler, Inc.
Donald L. Neal(64).................  Mr. Neal has been Senior Vice President of Arkansas since 1979 and Chief Financial Officer since 1984. Prior
                                     to 1984, Mr. Neal was Senior Vice
                                     President -- Comptroller. Mr. Neal has been Vice
                                     President -- Chief Financial Officer of Treadco, Inc.
                                     since June 1991.
Richard F. Cooper(43)..............  Mr. Cooper has been Vice President -- Administration of
                                     Arkansas since May 1995, Vice President -- Risk
                                     Management since April 1991, and Vice
                                     President -- General Counsel since 1986. Mr. Cooper has
                                     been Secretary since 1987. Mr. Cooper has also been
                                     Secretary of Treadco, Inc. since June 1991.
John R. Meyers (47)................  Mr. Meyers has been Vice President -- Treasurer of
                                     Arkansas since 1979. Mr. Meyers also has been Treasurer
                                     of Treadco, Inc. since June 1991.
R. David Slack (52)................  Mr. Slack has been Vice President -- Comptroller of
                                     Arkansas since January 1990. From January 1989 to
                                     January 1990, Mr. Slack was Comptroller. Prior to
                                     November 1990, Mr. Slack was a director in the
                                     Accounting Department.
William A. Marquard (75)...........  Mr. Marquard is a Class I Director of Arkansas whose term expires in May 1996. He has been Chairman of the
                                     Board and a director of Arkansas since 1988, and has
                                     been a director of Arkansas of Treadco, Inc. since June
                                     1991. In April 1992, Mr. Marquard was elected as a
                                     Director and Vice Chairman of the Board of Kelso &
                                     Company, Inc. From 1971 to 1983, Mr. Marquard was
                                     President and Chief Executive Officer of American
                                     Standard, Inc. and from 1979 to 1985, he was Chairman of
                                     the Board of American Standard, Inc. Mr. Marquard
                                     resumed his position as Chairman of the Board of
                                     American Standard, Inc. on February 1989 until March 31,
                                     1992 when he was named Chairman Emeritus. Mr. Marquard
                                     also became Chairman of the Board of ASI Holding
                                     Corporation in February 1989 until March 31, 1992, when
                                     he was named Chairman Emeritus. Mr. Marquard is a
                                     Director of Mosler, Inc., Americold Corporation, Earle
                                     M. Jorgensen Co., and EarthShell Container Corporation.

                                           POSITION WITH ARKANSAS, PRINCIPAL OCCUPATION
     NAME AND BUSINESS ADDRESS                     OR 5-YEAR EMPLOYMENT HISTORY
-----------------------------------  --------------------------------------------------------
John H. Morris (51)................  Mr. Morris is a Class II Director of Arkansas whose term expires in May 1997. He has been a director of Arkansas
                                     since July 1988 and a director of Treadco, Inc. since
                                     June 1991. Mr. Morris currently serves as President of
                                     the Gordon + Morris Group. Mr. Morris also served as a
                                     Managing Director of Kelso & Company, Inc. from March
                                     1989 to March 1992, was a General Partner from 1987 to
                                     March 1989, and prior to 1987 was a Vice President of
                                     LBO Capital Corp.


BACKGROUND OF THE MERGER

     Beginning early in 1994, the Board of Directors of the Company began exploring long-range strategic options to maximize the value of the Company's stock in the face of the declining performance of the Company's less-than-truckload ("LTL") carriers. At its meeting on March 7, 1994, the Board of Directors began to review a range of possible strategies identified by the Company's management. On April 11, 1994, the Board authorized management to engage Donaldson, Lufkin and Jenrette Securities Corporation ("DLJ") to provide advice on strategic alternatives. With the advice of DLJ, the Board continued to examine long-term alternatives during 1994 and the first two quarters of 1995.

     On January 31, 1994, the Company's Chairman and Chief Executive Officer, Lary R. Scott, met with Robert A. Young, III, President and Chief Executive Officer of Arkansas, at Mr. Young's request, to discuss the potential of Arkansas pursuing the acquisition of the Company. On February 16, 1994, Mr. Young, Mr. William A. Marquard, Chairman of Arkansas, and a representative from Morgan Stanley & Co. Incorporated ("Morgan Stanley"), financial advisor to Arkansas, met with Mr. Scott and Mr. K.G. Younger, the former Chairman of the Company, to discuss the issues and possibilities surrounding such a transaction. Arkansas has advised the Company that during the remainder of the first quarter of 1994, certain executives of Arkansas commenced an analysis of the Company based upon publicly available information, but this activity was halted in April 1994 when Arkansas was in the midst of a strike and, subsequently, Arkansas pursued and completed two other acquisitions in the second half of 1994.

     At its meeting on July 6, 1994, the Company's Board authorized Mr. Scott and representatives of DLJ to identify and contact the most likely potential candidates for a possible purchase of or combination with the Company or one or more of its subsidiaries. During the next few months, Mr. Scott contacted several firms to assess their preliminary interest in a purchase or combination. DLJ representatives also contacted one potential purchaser. This process revealed some preliminary interest by potential strategic purchasers, but no concrete proposals were received.

     The strike and work stoppage at the Company's LTL competitors during the second quarter of 1994 improved the operating results of the Company's LTL carriers; however, performance declined during the latter part of 1994 and into 1995. The Company reported a consolidated net loss of $4.5 million for the first quarter of 1995, and announced on June 8, 1995, that it anticipated a second quarter consolidated net loss in a range of $11 million to $12.5 million. The Company's management continued to implement operational changes, initiated an examination of ways to restructure the Company's working capital financing to provide greater liquidity, and intensified efforts to identify possible strategic alternatives. In addition, the Company's management contacted several additional potential purchasers and furnished nonpublic information to one potential purchaser in addition to Arkansas.

     On May 25, 1995, Mr. Scott and Mr. Young met in Charlotte, at Mr. Young's request, and discussed generally the idea of the Merger. At the meeting, Mr. Young expressed interest in obtaining detailed nonpublic information regarding the Company's operations in order to evaluate a possible acquisition.

     On June 8, 1995, Mr. Scott traveled to Fort Smith, Arkansas, headquarters of Arkansas, to meet with Mr. Young. At that meeting, Mr. Scott and Mr. Young discussed preliminarily the range of prices that Mr. Scott might recommend to the Company's Board of Directors, but no agreement was reached. Mr. Scott and Mr. Young agreed that the Company would furnish nonpublic information to Arkansas, and Arkansas signed a confidentiality and standstill letter agreement.

     During the periods of June 13 through June 15, and June 23 through June 27, representatives of Arkansas and of Morgan Stanley, Arkansas' investment advisor, visited several of the Company's facilities, met with certain representatives of the Company's management, and reviewed various documents and detailed financial information regarding the Company's operations.

     On June 26, Arkansas forwarded to the Company a proposed draft Merger Agreement. The Company reviewed the draft agreement, and forwarded comments and questions to Arkansas on June 29. The Company's general counsel, John B. Yorke, other Company counsel, and representatives of its outside counsel had a conference call on June 30 with Arkansas' general counsel, Richard F. Cooper, and representatives of Arkansas' outside counsel to review the Company's comments and discuss various issues in the draft. That same evening, Mr. Scott and Mr. Young agreed to meet on July 5 at the Company's offices in Charlotte to discuss the draft agreement and hold further conversations regarding a proposed purchase price.

     Messrs. Scott, Young, Cooper, Yorke and other management representatives of the Company and Arkansas, and representatives of the Company's and Arkansas' respective outside counsel, met on July 5 in Charlotte. Mr. Scott and Mr. Young had further discussions regarding a purchase price that each of them would be willing to recommend to their respective boards of directors, and discussed a price of $11.00 per Share. Messrs. Scott and Young agreed that Arkansas would hold a meeting of its board of directors on July 7 and that the Company would call a meeting of its board of directors for July 8 to consider a possible transaction.

     On July 6, Arkansas sent to the Company a revised draft Merger Agreement. The Company provided comments on the revised draft to Arkansas on July 7. Arkansas' board of directors approved the proposed Merger Agreement and the proposed acquisition, at a price of $11.00 per Share, at its meeting on July 7.

     The Board of Directors of the Company met on Saturday, July 8, at the Company's Charlotte offices, to review the proposed Merger Agreement. Representatives of DLJ and the Company's outside counsel attended the meeting. After reviewing the transaction with the Company's legal and financial advisors and hearing a presentation by DLJ, the Board discussed and unanimously approved the proposed Merger Agreement and all transactions contemplated thereby. With respect to the Offer, the Board of Directors unanimously recommended that the shareholders of the Company accept the Offer and tender all of their Shares pursuant to the Offer.

     In reaching its conclusion and recommendation described above, the Board of Directors considered the following factors:

          1. the business, results of operations, and financial condition of the Company;

          2.  the rapidly deteriorating performance of CFCC;

          3. alternatives to the Merger, including an analysis of the value that might be achieved for the Company's shareholders through a shutdown and liquidation of its unprofitable subsidiaries;

          4. the Company's discussions with its working capital lenders and other potential lenders;

          5.  the terms and conditions of the Merger Agreement;

          6. the opinion of DLJ to the effect that, as of the date of its opinion and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger was fair to such holders from a financial point of view. (The full text of DLJ's written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by DLJ, is attached hereto as Annex III and is incorporated herein by reference thereto. SHAREHOLDERS ARE URGED TO READ THE OPINION OF DLJ CAREFULLY IN ITS ENTIRETY.);

          7. the fact that the Offer is not subject to a due diligence condition or a general financing condition, but is subject to receipt by Arkansas of funding of its bank commitment letter, which is subject, among other things, to a due diligence condition;

          8. the fact that the Merger Agreement, which prohibits the Company, its subsidiaries or its affiliates from initiating, soliciting or encouraging any potential acquisition transaction, does permit the Company (conditioned upon the execution of confidentiality agreements) to furnish nonpublic information to, allow access by, and participate in discussions and negotiations with any third party that has submitted an unsolicited acquisition proposal to the Company, provided that the Board of Directors, after consultation with outside counsel, determines that failure to do so would likely constitute a breach of its fiduciary duties;

          9. the fact that the Company had, during the past year, contacted those firms that management and DLJ viewed as the most likely candidates for an acquisition of, or combination with, all or part of the Company, and that none of such firms other than Arkansas had submitted a concrete proposal with respect to an acquisition transaction;

          10. the concern that public disclosure of a sale process might have a damaging effect on the Company's employee and customer relations;

          11. the provisions of the Merger Agreement that require the Company to pay Acquisition a termination fee of $1.75 million and reimburse Acquisition for its out-of-pocket expenses of up to $500,000 under certain circumstances;

          12. the regulatory approvals required to consummate the Offer and Merger and the likelihood of receiving all such approvals; and

          13. the likely impact of the Merger on employees of the Company, customers, suppliers, and the communities and markets in which the Company operates.

     The Board of Directors did not assign relative weights to the factors or determine that any factor was of particular importance, and the Board of Directors viewed its position and recommendations as being based on the totality of the information presented to and considered by it.

     During the course of Arkansas' due diligence investigation relating to the Company, the Company provided Arkansas or its representatives with certain projections of future operating performance for the Company on a consolidated basis based upon the Company's three year financial plan, as revised. The Company had made available a previous financial plan on a subsidiary by subsidiary basis which did not take account of current losses and Arkansas requested that a revision be made in this regard and on a consolidated basis. The Company does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth below are included herein only because the information was provided to Arkansas. The inclusion of this information should not be regarded as an indication that Arkansas or Acquisition or anyone who received this information considered it a reliable predictor of future operating results and this information should not be relied on as such. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. The projections were based on a number of assumptions that are beyond the control of the Company, Acquisition or Arkansas or their respective financial advisors, including economic forecasting (both general and specific to the Company's business), which is inherently uncertain and subjective. None of the Company, Acquisition or Arkansas or their respective financial advisors assumes any responsibility for the accuracy of any of the projections. The inclusion of the projections should not be regarded as an indication that the Company, Acquisition or Arkansas or any other person who received such information considers it an accurate prediction of future events. There can be no assurance that the projections will be realized, and actual results may vary materially from those shown. The summary projected financial information provided by the Company to Arkansas is as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                          ------------------------------
                                                           1995       1996        1997
                                                          ------     ------     --------
                                                                  (IN MILLIONS)
        Total consolidated revenues.....................  $856.5     $962.5     $1,067.5
        Total operating income (loss)...................   (15.0)      23.1         39.0
        Net income (loss)...............................   (20.0)       2.4         12.1


     During the course of additional due diligence sessions scheduled for June 23, 26 and 27, 1995 with certain of the Company's subsidiaries, G.I. Trucking Company ("G.I."), a subsidiary of the Company, provided Arkansas with certain information relating to G.I.'s budgeted financial plan for 1995.


PLANS FOR THE COMPANY FOLLOWING THE MERGER

     Arkansas conducted a due diligence review of the Company and generally intends to conduct a further detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel. The Company has been advised by Arkansas that Arkansas expects to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's business, corporate structure, capitalization or management.

     The Company has been advised by Arkansas that Arkansas intends to review the Company on an in-depth basis with a view toward considering if any changes would be desirable following receipt of the exemption from or approval by the ICC. In addition, since the ICC has granted Arkansas temporary authority, Arkansas is entitled to operate the ICC Subsidiaries until final disposition of the Notice of Exemption. The Company has been advised that Arkansas intends to continue to review the businesses of the Company and identify potential synergies and cost savings. Arkansas currently anticipates continuing losses at the Company in the near term and believes that it must take appropriate action to halt such losses.


     Upon Arkansas' receipt of the exemption from or approval by the ICC and in accordance with the decision of the relevant change of operations committee under its collective bargaining agreement, Arkansas currently plans to consolidate the operations of CFCC and Red Arrow Freight Lines, Inc. ("Red Arrow"), subsidiaries of the Company, into ABF Freight System, Inc. ("ABF"), a subsidiary of Arkansas. Arkansas regards the consolidation of CFCC and Red Arrow into ABF as an opportunity to achieve certain cost savings and synergies. Arkansas estimates that once implemented this consolidation will result in annual pre-tax cost savings from increased efficiencies in equipment utilization and synergies achieved through the consolidated operation. After CFCC's and Red Arrow's consolidation into ABF, Arkansas intends to sell any excess assets. Arkansas estimates that cost savings and cash from asset sales will be partly offset by differences in accounting methods and CFCC's and Red Arrow's continuing losses prior to consolidation with ABF. The foregoing estimates of cost savings and synergies are inherently subject to substantial uncertainty and there can be no assurance that they will be achieved.


     Except as otherwise described herein, neither Arkansas nor Acquisition has any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization, corporate structure, business or the composition of the Board of Directors or management.

                          OPINION OF FINANCIAL ADVISOR

     DLJ has been retained by the Company to act as the Company's exclusive financial advisor with respect to the Offer and the Merger. Pursuant to an engagement letter with DLJ, the Company has agreed to pay DLJ for its services a transaction fee equal to $1,800,000, less any quarterly or monthly fees paid since their engagement began, and less fees paid in connection with the fairness opinion. The Company has also agreed to reimburse DLJ for its out-of-pocket expenses, including the fees and expenses of its counsel, and to indemnify DLJ and certain related parties against certain liabilities, including liabilities under the federal securities laws. In the ordinary course of business, DLJ and its affiliates may actively trade the debt and equity securities of the Company and Arkansas for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. See Annex III for the complete text of the DLJ opinion.

     Except as set forth above, neither the Company nor any person acting on its behalf has employed, retained, or compensated any person to make solicitations or recommendations to the Company's shareholders with respect to the Offer or the Merger.

                       RIGHTS OF DISSENTING SHAREHOLDERS

     Article 13 of the North Carolina Business Corporation Act ("Article 13") gives any shareholder of the Company who objects to the Merger and who complies with the provisions of that Article the right to receive a cash payment from the Company for the fair value of his stock immediately prior to the corporate action by which the Merger is approved by the Company's shareholders. Any such payment may be higher or lower than the consideration paid in the Merger.


     Holders of the Company's common stock or preferred stock on the date of the final vote on the Merger who object to the Merger and who comply with the provisions of Article 13 may demand the right to receive a cash payment from the Company and the Surviving Corporation, for the fair value of their Shares. The fair value is to be measured immediately prior to effectuation of the Merger exclusive of any appreciation or depreciation in value resulting solely from anticipation of the Merger unless the exclusion would be inequitable. In order to receive such payment, a dissenting shareholder (1) before the vote to approve the Merger must give to the Company c/o Arkansas Best Corporation at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903, Attention: Richard F. Cooper, Esq., written notice of his intent to demand payment for his shares if the action is effectuated, and the Company must have actually received such notice, (2) not vote his shares in favor of the Merger and (3) complete the procedures described in Article 13. If any of these requirements is not satisfied, the shareholder loses his dissenter's rights.


     If the Merger is authorized at the Special Meeting, the Company will mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements (1) and (2) described above. This dissenters' notice will be mailed no later than 10 days after the Merger is effectuated and will:

          (1) state where the payment demand must be sent and where and when certificates for Shares or Preferred Shares must be deposited;

          (2) supply a form for making the payment demand;

          (3) set a date by which the Company must receive the payment demand, which may not be fewer than 30 nor more than 60 days after the dissenters' notice is mailed; and

          (4) be accompanied by a copy of Article 13.

     To exercise his dissenter's right, a shareholder to whom a dissenters' notice has been mailed as described above must demand payment and deposit his share certificates in accordance with the requirements of that notice. Any shareholder who complies with those requirements preserves the dissenter's right to receive payment for his shares and surrenders his right to transfer his shares, but retains all other shareholder rights until they are cancelled or modified by the consummation of the Merger. Any Shareholder who fails to comply with the requirements, will lose the right to dissent and obtain payment under
Article 13.

     Upon receipt of a payment demand by a shareholder made in compliance with the above-described procedures, the Company will offer to pay each complying dissenter the Company's estimate of the fair value of the dissenter's shares, plus interest accrued to the date of payment, and the Company must pay this amount to each dissenter who agrees in writing to accept it in full satisfaction of his demand. The Company's offer of payment will be accompanied by: (1) the Company's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the offer of payment, an income statement for that year, a statement of changes of shareholders' equity for that year, and the latest available interim financial statements, if any; (2) a statement of the Company's estimate of the fair value of the shares; (3) an explanation of how the interest was calculated; (4) a statement of dissenter's right to demand payment of his own estimate of the fair value of the shares under the circumstances described below; and (5) a copy of Article 13.

     If:

          (1) a dissenter believes the amount offered by the Company is less than the fair value of his shares, or that the interest due is incorrectly calculated;

          (2) the Company has failed to make payment within 30 days after the dissenter's written acceptance of the Company's offer of payment; or

          (3) the Company fails to return the dissenter's deposited share certificates if the Merger is not consummated within 60 days after the date set in the dissenters' notice for the initial payment demand;


then a dissenter must make a final payment demand on the Company in order to preserve his rights.


     This final payment demand must be given by written notice to the Company made either, in the case of situation (1) above, within 30 days after the Company's offer of payment or, in the case of situation (2) or (3) above, within 30 days after the Company has failed to make timely payment or return of Shares. The final payment demand must demand payment of either (1) the dissenter's own estimate of the fair value of his shares and amount of interest due, as set forth in the written demand, or (2) the fair value of his shares and interest due, without any estimate. A Shareholder who fails to make this final payment demand on a timely basis will be deemed to have withdrawn his dissent and right to demand for payment.

     If a final payment demand as described above remains unsettled, the dissenter may petition a court to determine the fair value of his shares and fix the interest due. The dissenter must commence the court action within 60 days after his final payment demand. If the dissenting shareholder does not commence the judicial proceeding within the 60-day period, he may, within 30 days after the end of the 60-day period, either: (1) accept in writing the payment originally offered to him by the Company, and if he does, the Company must make the payment, or (2) withdraw his demand for payment and thereby terminate his status as a dissenting shareholder. A dissenter who takes no action during this 30-day period will be deemed to have withdrawn his dissent and demand for appraisal.

     Upon service on it of the petition filed with the court, the Company will pay to the dissenter the amount offered by it as described above. Each dissenter made a party to the proceeding by the court will be entitled to judgment for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the Company upon service of the petition filed with the court. The court may appoint one or more appraisers to receive evidence and recommend decision on the question of fair value. Parties to the preceding are entitled to the same discovery rights as parties in other civil proceedings. Since the Company is a "public corporation," no party to the proceeding will have the right to trial by jury.

     The court may assess the costs of a proceeding described above, including the compensation and expenses of appointed appraisers, as it finds equatable. With respect to the fees and expenses of counsel and experts for the parties to the proceedings, the court may assess such costs (a) against the Company and in favor of any or all dissenters if it finds that the Company did not substantially comply with the above-described procedures or (b) against either the Company or a dissenter or in favor of either or any other party, if it finds that the party against whom such costs are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the dissenters' rights provided under Article 13. In addition, if the court finds that the services of counsel to any dissenter were of substantial benefit to other dissenters and that the cost of such services should not be assessed against the Company, the court may award to such counsel reasonable fees to be paid out of the amounts to the dissenters who were benefited.

     Reference is made to Annex II attached hereto for the complete text of the provisions of Article 13 of the North Carolina Business Corporation Act relating to the rights of objecting shareholders. Statements made in this summary of
Article 13 are qualified in their entirety by reference to Annex II. The provisions of Article 13 are technical in nature and complex. It is suggested that any shareholder who desires to avail himself of his right to object to the Merger consult counsel, because failure to comply strictly with the provisions of Article 13 may defeat his right to object.

                           SOURCE AND AMOUNT OF FUNDS


     The total amount of funds required by Acquisition to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $75 million. Acquisition obtained all funds needed for the Offer and the Merger through a loan made by Arkansas to Acquisition. Arkansas obtained the funds for such loan pursuant to a Credit Agreement (the "Credit Agreement"), dated as of August 10, 1995 among the banks parties thereto, Societe Generale, Southwest Agency, as Managing Agent and Administrative Agent ("SocGen"), and NationsBank of Texas, N.A., as Documentation Agent (SocGen, NationsBank and the banks parties thereto are collectively referred to as the "Agents") and Arkansas.


     Pursuant to the Credit Agreement, the Agents have provided up to $350,000,000 comprised of a (i) $75,000,000 Senior Secured Term Loan (the "Term Loan") and (ii) $275,000,000 Senior Secured Revolving Credit (the "Revolving Loan") (the Term Loan and the Revolving Loan are collectively referred to as the "Facility"). The Agents have the right to syndicate all or a portion of the Facility. The proceeds of the Term Loan were used to finance the acquisition of Shares pursuant to the Offer and the Merger and related costs and expenses. The proceeds of the Revolving Loan has and may be used (a) to support working capital needs and general corporate purposes and to facilitate the issuance of standby letters of credit of Arkansas and its subsidiaries, (b) to pay off existing senior indebtedness of the Company and (c) to pay off or refinance the existing revolving credit facility and receivables facility of Arkansas.

     The Facility is secured by (a) a first lien on all accounts receivables eligible revenue and equipment of Arkansas and its subsidiaries, (b) a pledge of stock of all material subsidiaries of Arkansas, including Treadco, Inc. ("Treadco") and the shares of Acquisition, and (c) a negative pledge of any remaining assets of Arkansas and its subsidiaries (other than the Shares), including real estate of Arkansas and its subsidiaries. The Facility also includes an unconditional guaranty by all present and future direct and indirect material subsidiaries of Arkansas except Treadco.

     The repayment of the Term Loan is based on a five-year amortization table, as set forth in the Credit Agreement, commencing on the earlier of the date of the first advance or the issuance of the initial letter of credit under the Facility (the "Effective Date"), with quarterly payments of principal beginning 15 months from the Effective Date. The Revolving Loan is available on a fully revolving basis for three years from the Effective Date. All outstanding Revolving Loans are due in full at maturity. The commitment under the Revolving Loan may be extended for additional one year periods with the approval of all lenders.

     Interest rates under the Facility will be, at Arkansas' option, either the base rate or the London Interbank Offered Rate ("LIBOR") plus a margin, which fluctuates based on a ratio of Arkansas' total debt to earnings before interest, taxes, depreciation and amortization. In addition, Arkansas will pay a quarterly commitment fee on the unused portion of the Revolving Loan. Arkansas will also be required to pay an issuance fee for each standby letter of credit equal to the applicable LIBOR margin.

     The Credit Agreement relating to the Facility contains customary representations and warranties, events of default and affirmative and negative covenants.

     Arkansas has paid the Agents commitment and facility fees as well as certain of the fees and expenses of the Agents arising in connection with the syndication, preparation, negotiation, execution and administration of the Facility whether or not the Facility closes. In addition, Arkansas has agreed to indemnify each of the Agents and certain related persons against certain liabilities and expenses arising out of the Facility.

     No final decisions have been made concerning the method Arkansas will employ to refinance and repay the indebtedness incurred by Arkansas under the Facility. Such decisions will be based on Arkansas' review from time to time of the advisability of particular actions, including the availability of cash flow generated by Arkansas, prevailing interest rates, market conditions and other financial and economic conditions.

                          MARKET PRICES AND DIVIDENDS

     On August 11, 1995 the NYSE and the PSE suspended the trading of the Shares and the Debentures because following the Offer there were fewer than 600,000 Shares publicly held and in the case of the Debentures because the Shares into which they are convertible are no longer being traded. The NYSE has indicated that it will make an application to the Commission to delist the Shares and the Debentures. The Shares were listed and traded on the NYSE and the PSE under the symbol "WCN". The following table sets forth, for each of the fiscal quarters since January 1, 1993, the reported high and low sales prices per Share.

                              WORLDWAY CORPORATION


                                                                    SALES PRICE
                                                                   --------------
                                                                   HIGH       LOW
                                                                   ----       ---
            1993
              First Quarter......................................  $16        $13 1/8
              Second Quarter.....................................   15         11 3/8
              Third Quarter......................................   14  3/4    11 1/2
              Fourth Quarter.....................................   13  3/4    11 1/2
            1994
              First Quarter......................................   13          9 1/4
              Second Quarter.....................................   12  7/8     9 1/2
              Third Quarter......................................   10  5/8     8 3/4
              Fourth Quarter.....................................   11  1/8     8 5/8
            1995
              First Quarter......................................   12  1/8     9 1/4
              Second Quarter.....................................   10  1/4     8 7/8
              Third Quarter (through August 10, 1995)............   11  1/4     9 1/4



     On July 7, 1995, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing sale price of the Shares on the NYSE was $9 1/2 per Share. On July 13, 1995, the last full day of trading before the commencement of the Offer, the reported closing sale price of the Shares on the NYSE was $11.00 per Share. On August 10, 1995, the day prior to suspension of trading on the NYSE, such price was $10 7/8 per Share.


     In 1993 the Company paid a cash dividend of $.05 per Share. Since January 10, 1994, the Company has paid no cash dividends in respect of the Shares. The Company has no current plans for declaring any dividends.

                     SELECTED FINANCIAL DATA OF THE COMPANY

     Set forth below is certain selected financial data with respect to the Company and its subsidiaries excerpted or derived from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Company's Annual Report"), or the Company's Quarterly Report on Form 10-Q for the quarter ended June 17, 1995, which are incorporated by reference herein. The following data should be read in connection with the financial statements and related notes included elsewhere in this Information Statement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Additional Information."

                              WORLDWAY CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                        TWENTY-FOUR WEEKS
                                              ENDED
                                      ---------------------          YEAR ENDED DECEMBER 31,
                                      JUNE 17,     JUNE 18,     ----------------------------------
                                        1995         1994         1994         1993         1992
                                      --------     --------     --------     --------     --------
                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Operating revenue...................  $374,160     $455,833     $935,940     $845,350     $801,138
Earnings (loss) from operations.....   (19,706)      17,052       26,208        5,038         (615)
Operating ratio(1)..................     105.2%        96.2%        97.2%        99.4%       100.0%
Pre-tax earnings (loss).............  $(25,256)    $ 11,716     $ 14,828     $ (5,329)    $ (9,900)
Net earnings (loss) before
  cumulative effect of changes in
  accounting principles.............   (16,209)       6,722        8,000       (4,162)      (6,188)
Net earnings (loss).................   (16,209)       5,500        6,778       (4,162)       3,648
Net earnings (loss) per share before
  cumulative effect of changes in
  accounting principles.............     (2.47)        1.02         1.21         (.65)        (.96)
Net earnings (loss) per common
  share.............................     (2.47)        0.83         1.02         (.65)         .54
Cash dividends declared per share...        --           --           --         0.20         0.50


                                                                                     AT
                                                                                DECEMBER 31,
                                                             JUNE 17,       ---------------------
                                                               1995           1994         1993
                                                            -----------     --------     --------
                                                            (UNAUDITED)
BALANCE SHEET DATA:
Total current assets......................................   $ 106,219      $114,841     $ 96,806
Total assets..............................................     348,076       370,314      363,938
Total current liabilities.................................     105,861       120,923      118,053
Current maturities of long-term debt......................       3,448         3,206        5,494
Total long-term debt, excluding current portion...........      69,663        68,277       71,176
Total shareholders' equity................................     112,093       128,346      121,612

---------------

(1) The operating ratio is the ratio of operating expenses, which is the difference between operating revenue and earnings (loss) from operations, to operating revenue.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

            TWENTY-FOUR WEEKS ENDED JUNE 18, 1994 AND JUNE 17, 1995
                                  (UNAUDITED)

RESULTS OF OPERATIONS

     Revenue for the second quarter of 1995 was $182,823,000 as compared to $263,203,000 for the second quarter of 1994. The Company incurred a net loss in the second quarter of $11,363,000 or $1.73 per share versus net income of $9,640,000 or $1.32 for the same time period in 1994. Results for the second quarter of 1995 were adversely impacted by non-recurring costs associated with the conversion of CFCC to an MRDC freight flow system along with a slowing economy. Results for the second quarter of 1994 were positively impacted by a significant increase in freight volumes in the LTL subsidiaries due to the 24-day International Brotherhood of Teamsters strike ("IBT"). CFCC and Red Arrow, the Company's two unionized subsidiaries, avoided the work stoppage by signing an interim agreement with the IBT.

     Year-to-date, the Company had revenue of $374,160,000 as compared to first half 1994 revenue of $455,833,000. Through the second quarter the Company recorded a cumulative net loss of $16,209,000 or $2.47 per share; during the same time period in 1994 the Company reported net income of $5,500,000 or $.83 per share. The Company's fiscal year consists of three 12-week quarters and a final 16-week quarter.

     During the second quarter of 1995, all of the Company's subsidiaries experienced increased pricing competition, increased cost pressures, and slowing freight volumes as a result of a decline in the national economy. The largest impact of this economic slowdown occurred in the Company's LTL subsidiaries, which on a combined basis experienced a 4.90% decline in tonnage and a 4.7% decline in shipments versus the first quarter of 1995.

     CFCC continued to incur significant non-recurring costs associated with its conversion to an MRDC freight flow system in the second quarter. The Company estimates the impact of the primary cost categories as follows:

                1. Lost productivity.............................  $1,650,000
                2. Cost of hiring and training for new
                   employees.....................................     650,000
                3. Employee relocation cost......................     500,000
                4. Other.........................................     900,000
                                                                   ----------
                                                                   $3,700,000
                                                                   ==========

     A majority of the non-recurring costs associated with the MRDC system were incurred in the first half of 1995. On July 17, 1995, the final major operational changes associated with the MRDC conversion were completed.

LIQUIDITY AND CAPITAL RESOURCES

     Net working capital at June 17, 1995, was $.4 million and at December 31, 1994, was a negative $6.1 million. Cash and cash equivalents were $5.2 million at June 17, 1995, and $9.7 million at December 31, 1994.

     On March 17, 1994, CFCC and Red Arrow entered into a new $45 million revolving credit and letter of credit agreement with a group of banks. Under this agreement, credit availability fluctuates with the level of collateral provided. As of June 23, 1995, this credit facility had $.4 million (approximately $2.3 million at June 17, 1995, $10 million at March 25, 1995 and $15 million at December 31, 1994) of revolving line of credit availability and approximately $31.6 million ($35 million at December 31, 1994) of letters of credit availability. This facility was fully utilized as of June 23, 1995 and is currently scheduled to expire in August, 1995. Substantially all of CFCC's and Red Arrow's revenue and service equipment, $38.2 million ($45.8 million at December 31, 1994) of their land and structures and the Company's customer receivables held by trust are pledged as collateral. This agreement and other existing agreements contain restrictions regarding the maintenance of specified debt-to-equity, tangible net worth, and cash flow ratios. The interest rate for borrowings under this agreement will be, at the Company's option, the lead bank's base rate or the reference bank's Eurodollar rate that fluctuates (stated variable rate plus margin of 0 to 275 basis points) in part based on changes in certain financial ratios of the Company. This agreement states that the occurrence of a material adverse change in the Company's financial condition, as determined by the participating banks, is an event of default. If an event of default occurs, certain other debt, and all interest thereon to be due and payable. There were $2.3 million outstanding borrowings under the terms of the revolving credit agreement at June 17, 1995 and $.4 million as of June 23, 1995 (no outstanding borrowings at March 25, 1995, and at December 31, 1994).

     On June 23, 1995, the Company's subsidiaries entered into a second revolving credit agreement with a syndicate of banks headed by Citicorp, N.A. The Loan and Security Agreement is with Cardinal Freight Carriers, Inc. ("Cardinal"), Innovative Logistics, Incorporated ("ILI"), CaroTrans International, Inc. ("CaroTrans") and The Complete Logistics Company ("CLC"). This agreement is secured by the accounts receivable of the aforementioned subsidiaries and is scheduled to expire in August, 1995. The agreement provides for $5 million of revolving credit availability. As of June 23, 1995, $2.9 million of borrowings were outstanding under this agreement. In addition, the Company has received a commitment for a new Revolving Credit and Letter of Credit facility with another lender that would replace the existing Revolving Credit Agreements with the Company's bank group. This new facility will be secured by substantially all of the assets of the Company. This new commitment to provide financing extends through August 31, 1995, and is subject to meeting certain terms and conditions.

     Following the execution of the Merger Agreement, these facilities were subsumed as part of the financing facility put in place by Arkansas in connection with the Offer. See "Source and Amount of Funds."

     Capital expenditures (before proceeds from disposal of operating property of $20.4 million in 1995 and $1.5 million in 1994) through the second quarter were $15.6 million compared with $7.7 million in the prior year period. Planned 1995 capital expenditures are approximately $29.0 million. It is anticipated that approximately $15.8 million will be expended on revenue and service equipment, $5.5 million on terminal construction and renovation, and $7.7 million for office, computer, and terminal equipment.

     Capital expenditures (before proceeds from disposal of operating property of $7.7 million) during 1994 were $28.3 million. Of this amount, $17.4 million was expended for revenue and service equipment, $4.0 million for acquisition, construction, and renovation of land and buildings, and $6.9 million for office, shop, and terminal equipment. Capital expenditures were financed through internally generated funds.

     The long-term debt-to-equity ratio of the Company at June 17, 1995, was 62.1% compared with 53.2% at December 31, 1994. At the end of the second quarter, the Company's current ratio improved to 1.0 versus .93 for the second quarter of 1994. The Company's level of long-term debt declined slightly from the second quarter of 1994, to a total of $69.7 million.

                      THREE YEARS ENDED DECEMBER 31, 1994,
                    DECEMBER 31, 1993 AND DECEMBER 31, 1992

                             RESULTS OF OPERATIONS

OVERVIEW

     Revenues were $935,940,000, for fiscal year 1994, an increase of 10.7% over 1993. Net earnings improved dramatically to $6,778.000, or $1.02 per Share, as compared to a net loss of $4,162,000 in 1993. Results for 1994 include a charge of $1,222,000, or $.19 per Share, for a change in accounting principle relating to discount rates on self-insurance reserves.

     Operating results for the full year were impacted by a number of unusual events. In the first quarter, G.I. the Company's West Coast LTL subsidiary, was negatively impacted by a large earthquake in Southern California. CFCC, the Company's LTL subsidiary covering the Midwest, Northeast and Southeast, experienced severe winter weather. Both of these factors reduced revenue and decreased productivity.

     During the second quarter, the IBT imposed a strike on most unionized trucking companies. CFCC and Red Arrow, the Company's two unionized subsidiaries, avoided the work stoppage by signing an interim agreement with the IBT. Business levels for all of the Company's LTL subsidiaries increased significantly during the strike.

     In the fourth quarter, most of the senior management team at CFCC was replaced. James R. Hertwig, formerly a vice president of the holding company, was named president of CFCC. As a result of these changes and other retirements, the Company incurred nonrecurring charges relating to severance and retirement benefits.

     Fourth quarter results were favorably impacted by reductions in overcharge and discount reserves in the Company's LTL operations due to the positive impact on post-invoice adjustments as a result of the Negotiated Rates Act of 1994 and actual claim experience settling more favorably than anticipated in the first half of the year. In addition, increasing discount rates reduced the level of self-insurance reserves, therefore lowering insurance expenses in the fourth quarter. Finally, the Company received notice of the preliminary results of an ongoing Internal Revenue Service audit.

LESS-THAN-TRUCKLOAD OPERATIONS

     CFCC and Red Arrow, on a combined basis, achieved revenue of $673,353,000 in 1994, an increase of 2.3% over 1993 revenue of $658,266,000. Revenue in 1993 exceeded 1992 revenue by 3.4%. G.I. realized a 13.3% increase in revenue for 1994 compared with a revenue increase of 10.3% in 1993.

     Shipments weighing less than 10,000 pounds are classified as LTL shipments. All larger shipments are classified as truckload ("TL"). The table below shows tons transported and revenue per ton for years 1992 through 1994 for the Company's LTL operations.

                            LTL OPERATING STATISTICS


                                      1994                     1993                     1992
                              ---------------------     -------------------     ---------------------
                                LTL          TL           LTL         TL          LTL          TL
                              -------     ---------     -------     -------     -------     ---------
Tons (Thousands)............    2,457           510       2,396         592       2,286           559
Revenue per Ton.............  $302.23     $  127.50     $296.40     $117.36     $297.73     $  117.71
Revenue per Shipment........  $139.61     $1,031.46     $135.97     $995.43     $135.42     $1,014.52


     The 4.7% general rate increase on January 3, 1994, the effects of the nationwide Teamsters strike in April, and a restructuring of the mix of business in the LTL operations helped to improve price levels in 1994. For the full year LTL freight rates were up approximately 2.5% over 1993 levels. A general rate increase of approximately 4.2% was instituted by the LTL companies on January 3, 1995.

     Net earnings of the LTL companies after all nonrecurring and extraordinary charges are shown in the following table:

                            NET EARNINGS (THOUSANDS)

                                                1994             1993
                                            NET EARNINGS     NET EARNINGS         1992
                                               (LOSS)           (LOSS)        NET EARNINGS
                                            ------------     ------------     ------------
            CFCC..........................    $ (4,483)        $ (7,513)         $ (688)
            G.I...........................       3,941               28           1,423

     The earnings in the LTL operations were positively impacted by increased volume during the Teamsters strike, improved labor productivity, and more cost-effective purchased transportation. Partially offsetting these items were higher pay rates, increased claim costs, and higher employee benefit costs.

     During the fourth quarter, CFCC and Red Arrow began the conversion to a Metropolitan and Regional Distribution Center ("MRDC") freight flow system, which is expected to reduce freight handling costs, shorten transit times, and improve asset utilization. The MRDC concept uses a network of distribution centers supported by local service centers to move freight directly from origin to destination terminal.

CARDINAL FREIGHT CARRIERS, INC.

     Cardinal, operating exclusively as a truckload carrier, had 1994 revenue of $60,849,000, a 50.6% increase over 1993. Revenue for 1993 exceeded 1992 revenue by 33.8%. Net earnings for 1994 were $4,677,000 compared to $2,224,000 in 1993 and $1,479,000 in 1992.

     The 1994 operating results were positively impacted by a 7.7% increase in revenue per ton and a 1.2% decrease in the percentage of empty miles. The continued modernization of Cardinal's fleet reduced fuel and maintenance costs. Tonnage was up 39.8% for 1994 along with a 44.0% increase in vehicle miles.

     Cardinal has created a new division, Cardinal Logistics, to expand its customer service capabilities and to capitalize on intermodal opportunities.

CAROTRANS INTERNATIONAL, INC.

     On April 1, 1994 the Company formed CaroTrans. Previously, the Company's international operations were conducted through CFCC and ILI, both of which have operated as non-vessel operating common carriers ("NVOCC"s). As an NVOCC, CaroTrans is positioned to offer a broad range of services with greater flexibility.

     A key component of the competitive strategy at CaroTrans is its E-Sea Sail(R) computer system. This software simplifies international shipping by allowing the electronic transfer of information relating to the issuance of ocean bills of lading and booking ocean transportation.

     For 1994, CaroTrans had revenues of $37,574,000 with net earnings of $1,738,000.

THE COMPLETE LOGISTICS COMPANY

     CLC, a full-service equipment and driver leasing company, generated 1994 revenue of $21,897,093, an increase of 33.1% over 1993 revenue. Net earnings were $1,249,000 in 1994 compared with $945,000 in 1993 and $391,000 in 1992.

     CLC experienced rapid growth in 1994 due to their expansion of existing business and the opening of new regional offices. In August, CLC purchased the assets of Flanagan Trucking, Inc. in Atlanta. During this period of rapid growth, CLC maintained operating margins through strict cost control and improved information systems.

     In March of 1995, CLC acquired the assets, business and customer base of Morada Distribution, Inc., a logistics company located in Stockton, California.

GENERAL INFORMATION

     The fiscal year of the Company consists of three 12-week quarters and a final 16-week quarter. The income tax provision rate for 1994 was 46.0% compared to 21.9% for 1993 and 37.5% for 1992. The Income Taxes footnote to the Financial Statements, incorporated by reference from the Company's Annual Report, contains an analysis of the income tax provision and a discussion of FASB Statement No. 109 on accounting for income taxes.

     For a discussion of FASB Statement No. 106 regarding post-retirement benefits other than pensions, refer to the Employee Retirement Plans footnote to the Financial Statements, incorporated by reference from the Company's Annual Report.

     For a discussion of the effect of changing the Company's policy for revenue recognition in 1992, as required by the FASB Emerging Issues Task Force and the Securities and Exchange Commission directive on discount rates for reserves, refer to the Summary of Significant Accounting Policies footnote to the Financial Statements, incorporated by reference from the Company's Annual Report.

LIQUIDITY AND CAPITAL RESOURCES

     The Company was not in sound financial condition at December 31, 1994. Net working capital at December 31, 1994 was a negative $6.1 million; cash and temporary investments were $9.7 million. Net working capital was a negative $21.2 million at December 31, 1993; cash and temporary investments were $6.5 million. At December 31, 1992 net working capital was a negative $8.3 million; cash and temporary investments were $6.8 million.

     Capital expenditures during 1994, net of dispositions, amounted to $20.7 million. Expenditures for revenue and service equipment totaled $17.4 million; expenditures for acquisition, construction, and renovation of land and buildings amounted to $4.0 million; and $7.0 million was expended for office, shop, and terminal equipment. These expenditures were financed through internally generated funds. The proceeds from dispositions totaled $7.7 million.

     Planned net capital expenditures for 1995 are $29.0 million. It is anticipated that approximately $15.8 million will be expended for revenue and service equipment; $5.5 million on terminal construction and renovation; and $7.7 million for office, computer, and terminal equipment.

     In December 1993 the Company entered into an agreement to sell, on a revolving basis, a $60 million ownership interest in a designated pool of its customer receivables. The pool of receivables eligible for sale is held by a trust in which the Company retains the residual ownership interest. The agreement for this revolving sale of receivables expires in December 2000.


     On March 17, 1994, CFCC and Red Arrow entered into a new $45 million revolving credit and letter of credit agreement with a group of banks. Under this agreement, which currently provides approximately $10 million ($15 million at December 31, 1994) of revolving line of credit availability, $35 million of letters of credit and expires on June 30, 1996, substantially all of their revenue and service equipment, $45.8 million of their land and structures, and the Company's customer receivables held by trust are pledged as collateral. This agreement and other existing agreements contain restrictions regarding the maintenance of specified debt-to-equity, tangible net worth, and cash flow ratios.


     At December 31, 1994, there were no outstanding borrowings under the terms of the revolving credit agreement. The long-term debt-to-equity ratio of the Company at December 31, 1994 was 53.2% compared with 58.5% at December 31, 1993 and 75.4% at December 31, 1992.

     Several debt agreements contain restrictions regarding the maintenance of specified debt-to-equity, tangible net worth, and cash flow ratios. See "Notes to Consolidated Financial Statements -- Long-Term Debt." These debt obligations are primarily those of CFCC and Red Arrow, and the restrictions have not affected, and are not expected to affect, the ability of the Company to meet its consolidated obligations.

     The Company began a 10-year program in 1989 to upgrade its underground storage tanks. Of the approximately 400 tanks maintained by the operating subsidiaries, all will be either retrofitted with protective devices, replaced, or eliminated. In 1994, the sixth year of the 10-year plan, the Company experienced varying amounts of contamination at most of the underground tank locations where work was performed. The contamination resulted from overfilling of tanks, spills, or leaks in either the tanks or connected pipes. The amounts of contamination encountered are considered to be at levels that normally would be expected considering the age of those tanks. Management expects this trend to continue during the balance of the 10-year period but to a lesser extent in future years due to stricter controls on fuel handling implemented during 1989.

     CFCC has also been named as a potentially responsible party at a number of former waste disposal sites. In these instances the Company's involvement was limited and relatively minor. The liability for involvement, if any, is joint and several. However, based on all known information, it is estimated that CFCC's share of remediation costs at all such sites would be approximately $300,000, which has been expensed in prior years.

                       INFORMATION CONCERNING THE COMPANY

BUSINESS OF THE COMPANY


     The Company is a freight transportation holding company whose primary subsidiaries are CFCC, Red Arrow, G.I., Cardinal, CLC, ILI, and CaroTrans. The consolidated revenue of the Company ranks it among the ten largest motor carriers of general freight in the United States.


     Through its subsidiary carriers, the Company serves all of the 50 largest Standard Metropolitan Statistical Areas of the United States.

     In addition to their independent operations, CFCC, G.I. and Red Arrow use rail carriers to provide intermodal transportation between their areas of operation.

     Subsidiaries of the Company presently provide services for customers in over 140 countries in North America, Africa, Australia, New Zealand, South America, Central America, Eastern and Western Europe, the Middle East, Asia and throughout the Pacific Rim and the Caribbean Sea.

     The Company's consolidated insurance subsidiary, Motor Carrier Insurance, Ltd., a Bermuda company, provides cargo, public liability and workers' compensation insurance coverage, under reinsurance agreements, to the Company's operating subsidiaries.

     The Company's principal offices are located at 2400 Yorkmont Road, Charlotte, North Carolina 28217, and its telephone number is 704/329-0123.

     On December 31, 1994, the Company had 10,506 total employees.

     CFCC is an over the-road motor carrier which began operations in 1932 as Beam Trucking Company. The company has its headquarters is Cherryville, North Carolina and operates as a transporter of general commodities primarily within a 32-state region of the eastern half of the United States. Its major service area is connected with the territories of G.I. and Red Arrow through an intermodal partnership with those companies. CFCC's major traffic lanes are between points in the South and Northeast, the South and Midwest, the Midwest and the Northeast, and within the South. CFCC is authorized by the ICC to serve all points in the contiguous United States.

     CFCC handles broadly diversified traffic including textile products, plastics, foodstuffs, pharmaceuticals, chemicals, auto parts, construction materials and hardware. The only commodity accounting for more than 10% of revenue in 1994 was wholesale trade durable goods which accounted for approximately 15.3%. During 1994, no single customer accounted for more than 3% of revenue, and the largest ten customers accounted for less than 16% of revenue. During 1994, 91.6% of revenue was derived from less-than-truckload shipments (shipments weighing less than 10,000 pounds).

     CFCC owns all of its revenue equipment except for 454 leased linehaul tractors and equipment used in connection with intermodal operations. At December 31, 1994, CFCC owned 2,710 tractors, 10,512 trailers, 61 trucks, and operated 159 service centers consisting of 143 terminals (93 owned and 50 leased) and 16 agencies. In addition to the operation of major vehicle maintenance facilities at the six major breakbulk terminals in CFCC's system -- Atlanta, Chicago, Carlisle (Pennsylvania), Cherryville, Cincinnati, and Toledo -- there are similar maintenance facilities at various terminals throughout the Carolina system.

G.I.

     G.I. is headquartered in La Mirada, California and provides over-the-road freight transportation services to shippers and receivers in California, Oregon, Washington, Idaho, Utah, Nevada, Colorado, New Mexico, Texas and Arizona. Service is provided to and from Hawaii. The major service area of G.I. is connected with the territories of CFCC and Red Arrow through an intermodal partnership with those companies. Founded in 1946, G.I. was acquired by CFCC in October 1983. At December 31, 1994, G.I. owned 453 tractors, 1,641 trailers, 16 trucks, and operated 44 service centers consisting of 24 terminals (14 owned and 10 leased) and 20 agencies.

RED ARROW

     Red Arrow's executive offices are in Dallas, Texas and administrative services are performed in CFCC offices in Cherryville, North Carolina. It is an over-the-road motor carrier which transports general commodities in Texas, Kansas, Arkansas, Louisiana and Oklahoma. The major service area of Red Arrow is connected with the territories of G.I. and CFCC through an intermodal partnership with those companies. Red Arrow was founded in 1928 and acquired by CFCC in January 1984. At December 31, 1994, Red Arrow owned 147 tractors, 159 trailers, 3 trucks, operated 46 leased tractors, and operated 15 service centers consisting of 11 terminals (4 owned and 7 leased) and 4 agencies.

CARDINAL

     Cardinal was established in 1980. It is an irregular route motor carrier with authority to serve all points in the United States, although its services are presently confined to serving customers east of the Mississippi River. Cardinal specializes in the transportation of truckload freight. Its general office is in Concord, North Carolina. At December 31, 1994, Cardinal owned 56 tractors and 1,075 trailers and operated 397 leased tractors.

CLC

     CLC is a full service equipment and driver leasing company, owning 149 tractors, 317 trailers, and 97 trucks as of December 31, 1994. CLC was formerly the leasing division of G.I. Trucking Company and is headquartered in Buena Park, California.

ILI

     ILI is a third-party logistics firm based in Fort Mill, South Carolina and provides transportation-related services such as intermodal shipping, rate negotiation, and warehousing.

CAROTRANS

     CaroTrans is an NVOCC which provides international delivery of exported goods as well as, beginning in 1994, domestic delivery of imported goods. CaroTrans was formerly the international division of CFCC and is headquartered in Cherryville, North Carolina.

CAPITAL EXPENDITURES

     Capital expenditures in 1994 net of dispositions were $20.7 million. Revenue and service equipment purchases were $17.4 million. Land and terminal expenditures were $4 million. Other capital expenditures totaled $6.9 million. The proceeds from dispositions totaled $7.7 million.

PROPERTIES

     The Company, through its subsidiaries, owns and operates 112 terminal facilities in 26 states. At December 31, 1994, owned properties had a net book value of $128.1 million. In addition, the Company leases 67 real properties under leases for terms of generally one to ten years. These properties are used as offices, terminals, warehouses and vehicle maintenance facilities.

     The Company, through its subsidiaries, transports freight, using both over-the-road and local tractors, trailers and trucks. At December 31, 1994, the value of owned revenue equipment, less accumulated depreciation, totaled $78.7 million and consisted of 3,515 tractors, 13,704 trailers and 117 trucks. In addition, service vehicles, data processing equipment, furniture and fixtures, and leasehold improvements had a net book value of $25.1 million.

LEGAL PROCEEDINGS

     There are not now pending any material legal proceedings, other than ordinary routine litigation incident to the Company's business, to which the Company or any of its subsidiaries is a party or to which any of their respective properties is subject. During the second quarter of 1995, no material litigation or governmental proceeding was instituted or pending against the Company or any of its subsidiaries arising from any alleged violation of any emission control standards or other environmental regulations.

                           CERTAIN BENEFICIAL OWNERS

DIRECTORS AND OFFICERS


     The following table sets forth certain information as of September 20, 1995, with respect to the beneficial ownership of Shares by (i) each director of the Company and (ii) all directors and executive officers of the Company as a group.



                                                           AMOUNT AND NATURE
                                                             OF BENEFICIAL       PERCENT OF
                   NAME OF BENEFICIAL OWNER(1)               OWNERSHIP(*)          CLASS
        -------------------------------------------------  -----------------     ----------
        Robert A. Young III..............................     -0-
        Donald L. Neal...................................     -0-
        Richard F. Cooper................................     -0-
        John R. Meyers...................................     -0-
        R. David Slack...................................     -0-
        William A. Marquard..............................     -0-
        John H. Morris...................................     -0-
        Lary R. Scott....................................     -0-
        All directors and executive officers
          as a group.....................................     -0-


---------------

* Subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such Shares.

OTHER SECURITY HOLDERS

     The Company does not know of any persons (other than Acquisition) who have or share voting and/or investment power with respect to more than 5 percent of the Shares. See "The Special Meeting" and "Voting At The Special Meeting" for information concerning Acquisition's beneficial ownership of Shares.

                INFORMATION CONCERNING ARKANSAS AND ACQUISITION

     Arkansas, which had 1994 consolidated revenues of $1.1 billion, is primarily engaged in business through its subsidiaries: ABF, in LTL shipments of general commodities; Clipper Express Company, in rail intermodal; Integrated Distribution Inc., in logistics; and Arkansas is also engaged in truck tire retreading and new truck tire sales through Treadco, its 46%-owned subsidiary. Arkansas, a Delaware corporation, is headquartered at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903.

     Acquisition, a North Carolina corporation, is a wholly owned subsidiary of Arkansas. It was organized to acquire the Shares and has not conducted any unrelated activities since its organization. The principal offices of Acquisition are located at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903. All outstanding shares of capital stock of Acquisition are owned by Arkansas.

     Set forth below is certain selected consolidated financial information relating to Arkansas and its subsidiaries excerpted or derived from the information contained in Arkansas' Annual Report on Form 10-K for the fiscal year ended December 31, 1994, or Arkansas' Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, which are incorporated by reference herein. More comprehensive financial information is included in such reports and other documents filed by Arkansas with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Additional Information."

                           ARKANSAS BEST CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                        SIX MONTHS
                                      ENDED JUNE 30,                YEAR ENDED DECEMBER 31,
                                   ---------------------     --------------------------------------
                                     1995         1994          1994           1993          1992
                                   --------     --------     ----------     ----------     --------
                                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Operating revenue................  $623,301     $475,741     $1,098,421     $1,009,918     $959,949
Operating income.................    20,558       11,047         48,115         51,369       57,255
Operating ratio(1)...............      96.7%        97.6%          95.6%          94.9%        94.0%
Income before extraordinary item
  and cumulative effect of
  accounting change..............  $  6,825     $  2,167     $   18,707     $   20,972     $ 18,755
Net income (loss)................     6,825        2,167         18,707         20,311         (583)
Income per common share before
  extraordinary item and
  cumulative effect of accounting
  change.........................       .24           --            .74            .89          .99
Net income (loss) per common
  share..........................       .24           --            .74            .85         (.03)
Cash dividends declared per
  share..........................       .02          .02            .04            .04          .02



                                                                                     AT
                                                                AT              DECEMBER 31,
                                                             JUNE 30,        --------------------
                                                               1995           1994         1993
                                                            -----------     --------    ---------
                                                            (UNAUDITED)
BALANCE SHEET DATA:
Total current assets......................................   $ 186,376      $185,799     $150,562
Total assets..............................................     587,011       569,045      447,733
Total current liabilities.................................     218,297       223,399      140,222
Current portion of long-term debt.........................      59,463        65,161       15,239
Long-term debt (including capital leases and excluding
  current portion)........................................     218,297        59,295       43,731
Total shareholders' equity................................     220,890       216,605      201,990


---------------

(1) The operating ratio is the ratio of operating expenses, which is the difference between operating revenue and operating income, to operating revenue.

                             ADDITIONAL INFORMATION

     Arkansas and the Company are subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, are required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained on payment of the Commission's customary fees by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information should also be available at the New York Stock Exchange, 11 Wall Street, New York, New York 10005, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

                           INCORPORATION BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 25, 1995 and June 17, 1995, in each case, including the exhibits thereto as filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference as if set forth herein.


     The Company will provide by first class mail, without charge, within one business day following receipt of a written or oral request by any person to whom this Information Statement is delivered, a copy of any and all of the documents that have been incorporated herein by reference and have not been included herein (other than the exhibits thereto). Any such request should be directed to: WorldWay Corporation c/o Arkansas Best Corporation, 3801 Old Greenwood Road, Fort Smith, Arkansas 72903, Attention: Richard F. Cooper, Esq., telephone number (501) 785-6000.


     Arkansas' Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and the Arkansas' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995, in each case, including the exhibits thereto as filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference as if set forth herein.

     Arkansas will provide by first class mail, without charge, within one business day following receipt of a written or oral request by any person to whom this Information Statement is delivered, a copy of any and all of the documents that have been incorporated herein by reference and have not been included herein (other than the exhibits thereto). Any such request should be directed to: Arkansas Best Corporation, 3801 Old Greenwood Road, Fort Smith, Arkansas 72903, Attention: Richard F. Cooper, Esq., telephone number (501) 785-6000.

                                 OTHER MATTERS

     The Board of Directors of the Company does not intend to bring any other matters before the Special Meeting and does not know of any other matters that may be brought before the Special Meeting by others.

                                          WORLDWAY CORPORATION

Charlotte, North Carolina


September 21, 1995

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER
                            DATED AS OF JULY 8, 1995
                                     AMONG
                           ARKANSAS BEST CORPORATION,
                          ABC ACQUISITION CORPORATION
                                      AND
                              WORLDWAY CORPORATION

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
ARTICLE I        The Offer...........................................................    1
  SECTION 1.1    The Offer...........................................................    1
  SECTION 1.2    Company Actions.....................................................    2
  SECTION 1.3    Voting Trusts.......................................................    3
  SECTION 1.4    Permanent and Temporary ICC Authority...............................    3
  SECTION 1.5    Directors...........................................................    3
ARTICLE II       The Merger..........................................................    4
  SECTION 2.1    The Merger..........................................................    4
  SECTION 2.2    Closing.............................................................    4
  SECTION 2.3    Effective Time......................................................    4
  SECTION 2.4    Effects of the Merger...............................................    4
  SECTION 2.5    Articles of Incorporation and Bylaws................................    4
  SECTION 2.6    Directors...........................................................    4
  SECTION 2.7    Officers............................................................    4
ARTICLE III      Effect of the Merger on the Capital Stock of the Constituent
                 Corporations; Exchange of Certificates..............................    5
  SECTION 3.1    Effect on Capital Stock.............................................    5
  SECTION 3.2    Exchange of Certificates............................................    5
ARTICLE IV       Representations and Warranties......................................    6
  SECTION 4.1    Representations and Warranties of the Company.......................    6
  SECTION 4.2    Representations and Warranties of Parent and Sub....................   16
ARTICLE V        Covenants Relating to Conduct of Business...........................   18
  SECTION 5.1    Conduct of Business.................................................   18
  SECTION 5.2    No Solicitation.....................................................   19
  SECTION 5.3    Approvals...........................................................   21
  SECTION 5.4    Voting Trusts.......................................................   21
  SECTION 5.5    Temporary Authority.................................................   21
  SECTION 5.6    Supplemental Indenture..............................................   21
ARTICLE VI       Additional Agreements...............................................   21
  SECTION 6.1    Shareholder Meeting; Preparation of the Proxy Statement.............   21
  SECTION 6.2    Access to Information; Confidentiality..............................   22
  SECTION 6.3    Reasonable Efforts; Notification....................................   22
  SECTION 6.4    Stock Option Plans..................................................   23
  SECTION 6.5    Indemnification and Insurance.......................................   23
  SECTION 6.6    Fees and Expenses...................................................   24
  SECTION 6.7    Public Announcements................................................   24
  SECTION 6.8    Title Policies......................................................   24
  SECTION 6.9    Transfer Taxes......................................................   25
ARTICLE VII      Conditions Precedent................................................   25
  SECTION 7.1    Conditions to Each Party's Obligation to Effect the Merger..........   25

                                                                                       PAGE
                                                                                       ----
ARTICLE VIII     Termination, Amendment and Waiver...................................   25
  SECTION 8.1    Termination.........................................................   25
  SECTION 8.2    Effect of Termination...............................................   26
  SECTION 8.3    Amendment...........................................................   26
  SECTION 8.4    Extension; Waiver...................................................   26
  SECTION 8.5    Procedure for Termination, Amendment, Extension or Waiver...........   26
ARTICLE IX       General Provisions..................................................   27
  SECTION 9.1    Nonsurvival of Representations......................................   27
  SECTION 9.2    Notices.............................................................   27
  SECTION 9.3    Definitions.........................................................   27
  SECTION 9.4    Interpretation......................................................   29
  SECTION 9.5    Counterparts........................................................   29
  SECTION 9.6    Entire Agreement; No Third-Party Beneficiaries......................   29
  SECTION 9.7    GOVERNING LAW.......................................................   29
  SECTION 9.8    Assignment..........................................................   29
  SECTION 9.9    Enforcement.........................................................   29
  SECTION 9.10   Schedules...........................................................   29
EXHIBIT A        Conditions of the Offer
EXHIBIT B        Voting Trust Agreement
EXHIBIT C        Plan of Merger of ABC Acquisition Corporation with and into Worldway
                 Corporation

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of July 8, 1995, among Arkansas Best Corporation, a Delaware corporation ("Parent"), ABC Acquisition Corporation, a North Carolina corporation ("Sub") and a wholly owned subsidiary of Parent, and WorldWay Corporation, a North Carolina corporation (the "Company").

     WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement and Plan of Merger, including, without limitation, the Plan of Merger and all other exhibits attached hereto (collectively, the "Agreement");

     WHEREAS in furtherance of such acquisition, Parent will cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the issued and outstanding shares of common stock, par value $.50 per share, of the Company (the "Company Common Stock"), at a price per share of Company Common Stock of $11.00 net to the seller in cash (such price, the "Offer Price"), upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has approved the Offer and is recommending that the Company's shareholders accept the Offer;

     WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the Offer and the merger of Sub into the Company, as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Company Common Stock, other than shares owned directly or indirectly by Parent or by any subsidiary of the Company and other than Dissenting Shares (as defined in Section 3.1(e)), will be converted into the right to receive the price per share paid in the Offer;

     WHEREAS, upon consummation of the Offer, the Company will cause the shares of the Company's ICC-regulated subsidiaries (the "ICC Subsidiaries") to be deposited in independent voting trusts (the "Voting Trusts"), pending receipt of the exemption from or approval by the Interstate Commerce Commission (the "ICC") of the acquisition by Parent of the Company; and

     WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE OFFER

     SECTION 1.1 The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable, but in no event later than five business days after the public announcement of the Offer, Sub shall, and Parent shall cause Sub to, commence the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any and all shares of Company Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A (any of which may be waived in whole or in part by Sub in its sole discretion) and to the terms and conditions of this Agreement; provided, however, that Sub shall not, without the Company's written consent, waive the Minimum Condition (as defined in Exhibit A). Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of shares of Company Common Stock which Sub is offering to purchase in the Offer, (ii) reduce the Offer Price (other than as permitted by the terms of the Offer), (iii) modify or add to the conditions set forth in Exhibit A, or (iv) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer beyond any scheduled expiration date if at any scheduled expiration date of the Offer, any of the conditions to Sub's obligation to accept for payment, and pay for, shares of Company

Common Stock shall not be satisfied or waived, until such time as such conditions are satisfied or waived and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer.

     (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Sub agree that the Offer Documents shall comply as to form in all material respects with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder and, on the date filed with the SEC and first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied in writing by the Company for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to shareholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel an opportunity to participate, including by way of discussion with the SEC or its staff, in the response of Parent and/or Sub to such comments.

     (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any shares of Company Common Stock that Sub accepts for payment, and becomes obligated to pay for, pursuant to the Offer.

     SECTION 1.2 Company Actions. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly and unanimously by vote of all directors adopted resolutions approving this Agreement, the Offer and the Merger determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's shareholders and recommending that the Company's shareholders approve and adopt this Agreement, and accept the Offer and tender their shares pursuant to the Offer. The Company has been advised by each of its directors and by each executive officer who as of the date hereof is actually aware (to the knowledge of the Company) of the transactions contemplated hereby that each such person either intends to tender pursuant to the Offer all shares of Company Common Stock owned by such person or vote all shares of Company Common Stock owned by such person in favor of the Merger.

     (b) Not later than the date the Offer Documents are filed with the SEC or as shortly thereafter as is practicable, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in Section 1.2(a) and shall mail the
Schedule 14D-9 to the shareholders of the Company. The Schedule 14D-9 shall comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by Parent or Sub for inclusion or incorporation by reference in the Schedule14D-9. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the

Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to shareholders of the Company. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel an opportunity to participate, including by way of discussions with the SEC or its staff, in the response of the Company to such comments.

     (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's shareholders.

     SECTION 1.3 Voting Trusts. Promptly upon the acquisition of Company Common Stock pursuant to the Offer, the Company will cause the shares of each ICC Subsidiary to be deposited in separate Voting Trusts. Each such Voting Trust shall be substantially in accordance with the terms and conditions of a voting trust agreement in the form of Exhibit B hereto (the "Voting Trust Agreement").

     SECTION 1.4 Permanent and Temporary ICC Authority. Upon execution of this Agreement or as soon thereafter as practical, Parent, Sub and the Company shall file a Notice of Exemption with the ICC pursuant to 49 C.F.R. Part 1186 to exempt this transaction from regulatory approval and shall file with the ICC an application for temporary authority pursuant to 49 U.S.C. 11349 to authorize Parent or Sub to operate the properties of the Company pending receipt of the exemption from or approval by the ICC. If the application for temporary authority is granted, following the purchase of Company Common Stock pursuant to the Offer, Parent or Sub shall have the full authority to manage and operate the properties of the Company subject only to whatever restrictions and conditions may be imposed by the ICC.

     SECTION 1.5 Directors. (a) Promptly upon the acceptance for payment of any shares of Company Common Stock by Sub pursuant to the Offer, Sub shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to at least that number of directors that equals the product of the total number of directors on such Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of Company Common Stock held by Sub, including shares of Company Common Stock accepted for payment pursuant to the Offer, bears to the number of shares of Company Common Stock then outstanding, and the Company and its Board of Directors shall, at such time, take any and all such action needed to cause Sub's designees to be appointed to the Company's Board of Directors (including to cause directors to resign).

     (b) The Company's obligations to appoint designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to
Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this
Section 1.5 and shall include in the Schedule 14D-9 mailed to shareholders promptly after the commencement of the Offer such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 1.5.

                                   ARTICLE II

                                   THE MERGER

     SECTION 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the North Carolina Business Corporation Act (the "NCBCA"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the NCBCA. At the election of Parent prior to the commencement of the Offer, any direct or indirect wholly owned subsidiary (as defined in Section 9.3) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

     SECTION 2.2 Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the Parent or Sub, which may be on, but shall be no later than the third business day after, the day on which there shall have been satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, N.Y. 10022, unless another date or place is agreed to in writing by the parties hereto.

     SECTION 2.3 Effective Time. On the Closing Date, or as soon as practicable thereafter, the parties shall file articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the NCBCA and shall make all other filings or recordings required under the NCBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the North Carolina Secretary of State, or at such other later time as Sub and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

     SECTION 2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 55-11-06 of the NCBCA.

     SECTION 2.5 Articles of Incorporation and Bylaws. (a) The Articles of Incorporation, as amended, of the Company, as in effect immediately prior to the Effective Time of the Merger, shall become the Articles of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

     (b) The Amended and Restated By-laws of the Company as in effect on the Effective Time shall become the By-laws of the Surviving Corporation.

     SECTION 2.6 Directors. The directors of Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 2.7 Officers. The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

     (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.50 per share, of the Surviving Corporation.

     (b) Cancellation of Certain Stock. Each share of Company Common Stock that is owned by Parent or any subsidiary thereof or by any subsidiary of the Company shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (c) Conversion of Common Stock. Each issued and outstanding share of Company Common Stock (other than shares cancelled pursuant to Section 3.1(b) and Dissenting Shares, as defined in Section 3.1(e), except to the extent permitted under Section 3.1(e)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the price paid for each share of Company Common Stock in the Offer (the "Merger Consideration"). If the Merger Consideration for the Company Common Stock shall be different from $11.00 per share, the parties hereto agree to execute an amendment to this Agreement including an amended Plan of Merger reflecting such different price. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

     (d) Company Preferred Stock. Subject to exercise of dissenters' rights under Article 13 of the NCBCA, all shares of preferred stock, par value $1.00 per share, of the Company ("Company Preferred Stock"), issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

     (e) Shares of Dissenting Holders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has exercised his right (to the extent such right is available by law) to demand and to receive the fair value of such shares (the "Dissenting Shares") under Article 13 of the NCBCA shall not be converted into the right to receive the Merger Consideration unless and until the holder shall have failed to perfect or shall have effectively withdrawn or lost his right to dissent from the Merger under the NCBCA to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of Article 13 of the NCBCA. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right, such holder's Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any notice or demands for appraisal or payment for, shares of Company Common Stock or Company Preferred Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     SECTION 3.2 Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company (reasonably acceptable to the Company) to act as paying agent in the Merger (the "Paying Agent"), and, from time to time on, prior to or after the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent immediately available funds in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock as part of the Merger pursuant to Section 3.1, it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

     (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall require the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.1, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

     (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and, from and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III, except as otherwise provided by law.

     (d) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     SECTION 4.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

     (a) Organization, Standing and Corporate Power. Each of the Company and each of its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the

Company. The Company has made available to Parent complete and correct copies of the Articles of Incorporation, as amended, and Amended and Restated By-laws of the Company, in each case as amended to the date of this Agreement, and has delivered the certificates of incorporation and by-laws or other organizational documents of its Significant Subsidiaries, in each case as amended to the date of this Agreement. The respective certificates of incorporation and by-laws or other organizational documents of the Significant Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control such subsidiaries. For purposes of this Agreement, a "Significant Subsidiary" means any subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

     (b) Subsidiaries. The list of subsidiaries of the Company filed by the Company with its most recent Report on Form 10-K is a true and accurate list of all the subsidiaries of the Company which are required to be set forth therein. All the outstanding shares of capital stock of each Significant Subsidiary are owned by the Company or by another wholly owned subsidiary of the Company, free and clear of all liens, except as set forth in Schedule 4.1(b).

     (c) Capital Structure. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, par value $.50 per share, 2,000,000 shares of Company Preferred Stock and 25,000 shares of preference stock, par value $100.000 per share ("Company Preference Stock"). At the close of business on July 7, 1995, (i) 6,561,672 shares of Company Common Stock, 22,112 shares of Company Preferred Stock and no shares of Company Preference Stock were issued and outstanding, (ii) 875,450 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Stock Options (as defined in Section 6.4), and (iii) 1,052,505 shares of Company Common Stock were reserved for issuance in respect of the Company's 6.25% Convertible Subordinated Debentures due 2011 (the "Debentures") issued pursuant to the Indenture, dated as of April 15, 1986 between the Company and First Union National Bank, as Trustee (the "Indenture"), $49,994,000 principal amount of which are currently outstanding. Except as set forth above, as of the date of this Agreement: (i) no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding; (ii) there were no stock appreciation rights, restricted stock grant or contingent stock grants and there are no other outstanding contractual rights to which the Company is a party the value of which is based on the value of shares of Company Common Stock; (iii) all outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights; and (iv) there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries.

     (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Parent and Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth in Schedule 4.1(d), the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement (including the changes in the composition of the Board of Directors of the Company) and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the Articles of Incorporation, as amended, or Amended and Restated By-laws of the Company or the comparable charter or organizational documents of any of its Significant Subsidiaries, (ii) any loan or credit agreement note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Significant Subsidiaries or their respective properties or assets (including all agreements described pursuant to Section 4.1(u)) or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (x) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (y) prevent or impede, in any material respect, the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) if required, the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the filing with the SEC of (x) the Schedule 14D-9, (y) a proxy statement relating to any required approval by the Company's shareholders of this Agreement (as amended or supplemented from time to time, the "Proxy Statement") and (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the North Carolina Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) compliance with any applicable requirements relating to approval, or exemption from approval, of the Voting Trusts, the Offer and the Merger and the application for temporary authority by the ICC, (v) as may be required by any applicable state securities or "blue sky" laws, (vi) as may be required by the New Jersey Industrial Site Recovery Act or similar state environmental laws and (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (x) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement or (y) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

     (e) SEC Documents; Financial Statements. The Company has filed all required reports, proxy statements, forms, and other documents with the SEC since January 1, 1993 (the "SEC Documents"). As of their respective dates, (i) the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in Schedule 4.1(e) and except as set forth in the SEC Documents filed and publicly available prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Documents filed and publicly available prior to the date of this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

     (f) Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in
(i) the Offer Documents or (ii) the proxy statement to be distributed to the Company's shareholders in connection with the Merger (the "Proxy Statement"), will, and in the case of the Offer Documents, at the time the Offer Documents are filed with the SEC and first published, sent or given to the Company's shareholders, or, in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to the Company's shareholders and at the time of the meeting of the Company's shareholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company shareholder meeting which shall have become false or misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

     (g) Absence of Certain Changes or Events. Except as set forth in Schedule 4.1(g), since December 31, 1994, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been
(i) any material adverse change in the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice, (y) any granting by the Company or any of its subsidiaries to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired (but not including the five most senior officers), or (z) except termination arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on the Company or (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

     (h) Litigation. Except as set forth in Schedule 4.1(h) or to the extent reserved for as reflected on the Company's financial statements for the year ended December 31, 1994 or otherwise fully covered by insurance, there are (i) no suits, actions or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, (ii) no complaints, lawsuits or other proceedings pending or, to the knowledge of the Company, threatened in any forum by or on behalf of any present or former employee of the Company or any of its subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and (iii) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company that, individually or in the aggregate, could reasonably be expected to result in money damages in excess of $100,000 (or in excess of $75,000 in the case of an arbitration) or have a material adverse effect on the Company.

     (i) Absence of Changes in Benefit Plans; SEC Disclosure. Except as disclosed in Schedule 4.1(i), there has not been any adoption or amendment by the Company or any of its subsidiaries or any ERISA Affiliate (as defined in Section 4.1(j) hereof) of any Benefit Plan (as defined in Section 4.1(j) hereof) since December 31, 1994. Except as disclosed in Schedule 4.1(i), neither the Company nor any of its subsidiaries, nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any employee or terminated employee of the Company, a subsidiary of the Company or any ERISA Affiliate. All employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former officer or director of the Company or any of its subsidiaries which are required to be disclosed in the SEC Documents have been disclosed therein.

     (j) Employee Benefits; ERISA. (i) Schedule 4.1(j)(i) contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to or by the Company, any of its subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company or any subsidiary of the Company would be deemed a "single employer" within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), for the benefit of any employee or terminated employee of the Company, its subsidiaries or any ERISA Affiliate, whether formal or informal and whether legally binding or not (the "Benefit Plans"), except for Benefit Plans whose aggregate annualized cost to the Company is not in excess of $50,000. The Company has amended Sections 4 and 6 of the Carolina Freight Corporation and Subsidiaries 1995 Non-Qualified Stock Option Plan so as not to be required to issue options thereunder.

     (ii) Except as set forth in Schedule 4.1(j), with respect to each Benefit Plan, the Company has delivered if requested by Parent a true and complete copy thereof (including all amendments thereto), as well as true and complete copies of the annual reports, if required under ERISA, with respect thereto for the last two completed plan years; the actuarial reports, if required under ERISA, with respect thereto for the last two completed plan years; the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions; the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA with respect thereto; if the Benefit Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan that is intended to be qualified under section 401 of the Internal Revenue Code of 1986, as from time to time amended (the "Code").

     (iii) Except as set forth in Schedule 4.1(j), no liability under Title IV of ERISA has been incurred by the Company, its subsidiaries or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company, its subsidiaries or any ERISA Affiliate of incurring a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due). The maximum aggregate potential liability for benefits relating to individuals who were previously covered under the G.I. Trucking Company Employees Retirement Plan and who were not fully vested when such plan was frozen is no greater than $600,000.

     (iv) The PBGC has not instituted proceedings to terminate any Benefit Plan and no condition exists that presents a material risk that such proceedings will be instituted.

     (v) Except as set forth in Schedule 4.1(j), with respect to each Benefit Plan which is subject to Title IV of ERISA, neither (a) the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan nor (b) the "benefit liabilities" (as defined in section 4001(a)(18) of ERISA) thereunder, exceeded, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

     (vi) Neither the Company, nor any subsidiary of the Company, nor any ERISA Affiliate, nor any Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any subsidiary of the Company or any ERISA Affiliate, any Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code.

     (vii) Contributions which the Company, any subsidiary of the Company or an ERISA Affiliate are required to make with respect to each Benefit Plan (for which contribution deductions are governed by section 404(a) of the Code) for the plan years of such plans ending with or within the most recent tax year of the Company, the subsidiary or ERISA Affiliate ended prior to the date of this Agreement either (A) were made prior to the last day of such tax year or (B) have been or will be made subsequent to such last day within the time required by section 404(a)(6) of the Code in order to be deemed to have been made on the last day of such tax year; and all contribution amounts properly accrued through the Closing Date with respect to the current plan year of each Benefit Plan will be paid by the Company, a subsidiary of the Company or ERISA Affiliate, as appropriate, on or prior to the Closing Date or will be properly recorded on the Balance Sheet in accordance with Financial Accounting Standards Board Statement No. 87; and no Benefit Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Benefit Plan ended prior to the date of this Agreement; and all contributions required to be made with respect thereto (whether pursuant to the terms of any Benefit Plan or otherwise) on or prior to the date of this Agreement have been timely made.

     (viii) With respect to any Benefit Plan that is a "multiemployer pension plan," as such term is defined in section 3(37) of ERISA, covering employees of the Company, any subsidiary of the Company or any ERISA Affiliate, (a) neither the Company nor any subsidiary of the Company nor any ERISA Affiliate has, since July 1, 1989, made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in sections 4203 and 4205 of ERISA, (b) no event has occurred that presents a material risk of a partial withdrawal, (c) neither the Company, nor any subsidiary of the Company nor any ERISA Affiliate has any contingent liability under section 4204 of ERISA, and
(d) to the actual knowledge of the Company, no such plan is in reorganization within the meaning of section 4241 of ERISA and no circumstances exist that present a material risk that any such plan will go into reorganization.

     (ix) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, since July 1, 1989.

     (x) Except as set forth in Schedule 4.1(j), each Benefit Plan which is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code.

     (xi) No Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service (other than (a) coverage mandated by applicable law, (b) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, (c) deferred compensation benefits accrued as liabilities on the books of the Company or the ERISA Affiliates or (d) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

     (xii) Except as disclosed in Schedule 4.1(j) or expressly provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not (a) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, (b) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, or (c) result in any prohibited transaction described in section 406 of ERISA or section 4975 of the Code for which an exemption is not available.

     (xiii) Except as set forth in Schedule 4.1(j), there are no pending, threatened or, to the knowledge of the Company or any ERISA Affiliate, anticipated claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits).

     (xiv) No Benefit Plan of the Company or its subsidiaries or other arrangement authorizes grants of either stock appreciation rights or restricted stock of the Company and there are no outstanding stock appreciation rights or restricted stock of the Company.

     (xv) Each Benefit Plan that is not covered by ERISA pursuant to Section 4(b)(4) of ERISA (hereinafter a "Foreign Benefit Plan") is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents of such plan. Neither the Company nor any subsidiary or ERISA Affiliate has incurred any liability with respect to a Foreign Benefit Plan (other than for contributions not yet due) that, when aggregated with other such liabilities, would result in a material liability to the Company or any of its subsidiaries or ERISA Affiliates, which liability has not been satisfied in full as of the date hereof. To the knowledge of the Company, no condition exists and no event has occurred with respect to any Foreign Benefit Plan that presents a risk that the Company or any of its subsidiaries or ERISA Affiliates will incur a material liability with respect to such plan.

     (k) Taxes. (i) Each of the Company and each of its subsidiaries has filed all Federal, and all material state, local and foreign income tax returns and all other material tax returns and reports required to be filed by it. To the knowledge of the Company, all such returns are complete and correct in all material respects. To the knowledge of the Company, each of the Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all taxes shown as due on such returns and all material taxes for which no return was required to be filed, and the most recent financial statements contained in the SEC Documents reflect reserves in accordance with generally accepted accounting principles for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

     (ii) Except as set forth in Schedule 4.1(k), no deficiencies for any taxes have been threatened, proposed, asserted or assessed against the Company or any of its subsidiaries, which are not reserved for. The Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the Internal Revenue Service for all years through December 31, 1988 and all returns thereafter are open and subject to examination.

     (iii) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, payroll, franchise, property, sales, excise and any and all other taxes, tariffs, duties, fees, assessments or governmental charges of any nature whatsoever, including interest, additions and penalties.

     (l) No Excess Parachute Payments. To the knowledge of the Company, no amounts payable as a result of the transactions contemplated by this Agreement under the Benefit Plans or any other plans or arrangements will fail to be deductible for Federal income tax purposes by virtue of section 280G of the Code.

     (m) Compliance with Applicable Laws. Except as set forth in Schedule 4.1(m), (i) to the knowledge of the Company, the Company and each of its subsidiaries have in the past five (5) years complied and are presently complying in all material respects with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local or otherwise) (collectively, "Laws"), including, but not limited to, the Federal Occupational Safety and Health Act and all Laws relating to the safe conduct of business and environmental protection and conservation, the Civil Rights Act of 1964 and Executive Order 11246 concerning equal employment opportunity obligations of federal contractors and any applicable health, sanitation, fire, safety, labor, zoning and building laws and ordinances, and neither the Company nor any of its subsidiaries has received notification of any asserted present or past failure to so comply, except such non-compliance that has not and will not prevent the

Company from carrying on its business substantially as now conducted or might reasonably be expected to result in the payment of more than $150,000 in the aggregate.

     (ii) To the knowledge of the Company, each of the Company and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws and the Interstate Commerce Act ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business substantially as now conducted, there are no appeals nor any other actions pending to revoke any such Permits, and there has occurred no material default or violation under any such Permits. The Company has listed such Permits under the Interstate Commerce Act, Environmental Laws and involving intra-state authorization to do business as a motor carrier on Schedule 4.1(m)(ii).

     (iii) To the knowledge of the Company, each of the Company and its subsidiaries is, and, within the preceding five years, has been, and each of the Company's former subsidiaries, while a subsidiary of the Company, was, within the preceding five years, in compliance in all material respects with all applicable Environmental Laws, except such non-compliance that has not and will not prevent the Company from carrying on its business substantially as now conducted or might reasonably be expected to result in the payment of more than $75,000 in the aggregate. To the knowledge of the Company, as of the date of this Agreement, there are no circumstances or conditions that may prevent or interfere with compliance by the Company or its subsidiaries in the future with Environmental Laws (or Permits issued thereunder) in effect as of the date of this Agreement, except such circumstances or conditions that have not and will not prevent the Company from carrying on its business substantially as now conducted or might reasonably be expected to result in the payment of more than $75,000 in the aggregate.

     (iv) Except as set forth on Schedule 4.1(m)(iv), neither the Company nor any subsidiary of the Company has received any written claim, demand, notice, complaint, court order, administrative order or request for information from any Governmental Entity or private party, alleging violation of, or asserting any non-compliance with or liability under or potential liability under, any Environmental Laws, except for matters which are no longer threatened or pending and for which the Company or its subsidiaries are not subject to further requirements pursuant to an administrative or court order, judgment, or a settlement agreement.

     (v) To the knowledge of the Company, during the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties and none of the Company or its subsidiaries have disposed of any Hazardous Material or any other substance in a manner that has led, or could reasonably be anticipated to lead to a Release except in each case for those which individually or in the aggregate are not reasonably likely to have a cost, after the date hereof, to the Company in excess of $75,000. Prior to the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, to the knowledge of the Company, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported shipped or disposed of from, such current or previously owned or leased properties, and there were no Releases of Hazardous Material in, on, under or affecting any such property, except in each case for those which individually or in the aggregate would not be reasonably likely to have a cost, after the date hereof, to the Company in excess of $75,000.

     (vi) Schedule 4.1(m)(vi) identifies all environmental audits, assessments or studies within the possession of the Company or any subsidiary of the Company with respect to the facilities or real property currently or previously owned, leased or operated by the Company or any subsidiary of the Company, or to facilities or real property owned or leased by former subsidiaries of the Company (when such companies were subsidiaries of the Company), which were conducted within the last five years. The Company has furnished to Parent complete and correct copies of all such audits, assessments and studies.

     (vii) Except for leases entered into in the ordinary course of business, as to which no notice of a claim for indemnity or reimbursement has been received by the Company, and except as set forth on Schedule 4.1(m)(vii), the Company has no knowledge that either the Company or any of its subsidiaries has entered into any agreement that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify, or hold harmless any person for or against any Environmental Liabilities and Costs.

     (viii) Neither the Company nor any of its subsidiaries has transported "hazardous waste", as that term is defined in the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., analogous state laws, or the regulations promulgated thereunder such that the Company or any of its subsidiaries would be required to obtain a permit under said laws for such transportation, except for the transportation of processed oil used by the Company in the ordinary course of its business.

     (ix) Without limiting any of the foregoing, the Company has listed, on
Schedule 4.1(m)(ix), all of the underground storage tanks currently owned or operated by the Company or any of its subsidiaries, or tanks that were removed or closed in place since 1989. Said schedule shall include (A) the size of each tank; (B) the type of material last stored in each such tank; (C) whether such tank is currently in operation or has been removed or closed in place. For certain of the tanks on Schedule 4.1(m)(ix) that are currently in operation or existence, the Company has provided information regarding whether each such tank has been upgraded to meet all currently applicable technical and financial standards (including financial assurance) promulgated pursuant to federal, state or local law, or standards that have been promulgated but will not be applicable to such tanks until some date in the future (describing the required actions needed to bring such tanks into compliance with any such current or future standard).

     (n) State Takeover Statutes; By-Law Provisions. The Board of Directors of the Company has approved the Offer, the Merger and this Agreement and the provisions of Article II, Sections 13 and 14 of the Company's Amended and Restated By-Laws are sufficient to render inapplicable to the Offer, the Merger and this Agreement and the other transactions contemplated by this Agreement, the provisions of Section 55-9-01 et seq. of the NCBCA, and the provisions of
Section 55-9A-01 et seq. of the NCBCA.

     (o) Voting Requirements. The affirmative vote of the holders of a majority of all the shares of Company Common Stock entitled to vote approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

     (p) Brokers. No broker, investment banker, financial advisor or other person, other than Donaldson Lufkin & Jenrette Securities Corporation ("DLJ"), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided Parent true and correct copies of all agreements between the Company and DLJ.

     (q) Opinion of Financial Advisor. The Company has received an opinion of Donaldson Lufkin & Jenrette, to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.

     (r) Trademarks, etc. The material patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications therefor owned, used or filed by or licensed to the Company and its subsidiaries (collectively, "Intellectual Property Rights") are sufficient to allow each of the Company and each of its Significant Subsidiaries to conduct, and continue to conduct, its business as currently conducted in all material respects. To the knowledge of the Company, each of the Company and each of its Significant Subsidiaries owns or has sufficient unrestricted right to use the Intellectual Property Rights in order to allow it to conduct, and continue to conduct, its business as currently conducted in all material respects, and the consummation of the transactions contemplated hereby will not alter or impair such ability in any respect. To the knowledge of the Company, neither the Company nor any of its Significant Subsidiaries has received any written notice from any other person pertaining to or challenging the right of the Company or any of its Significant Subsidiaries to use any of the Intellectual Property Rights. To the knowledge of the Company, no claims are pending by any person with respect to the ownership, validity, enforceability or use of any such

Intellectual Property Rights challenging or questioning the validity or effectiveness of any of the foregoing. To the knowledge of the Company, neither the Company nor any of its Significant Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property Rights.

     (s) Title to Properties. Each of the Company and each of its Significant Subsidiaries has sufficiently good and valid title to, or an adequate leasehold interest in, its material tangible properties and assets in order to allow it to conduct, and continue to conduct, its business as currently conducted in all material respects. Except as set forth in Schedule 4.1(s), such material tangible assets and properties are sufficiently free of liens to allow each of the Company and each of its subsidiaries to conduct, and continue to conduct, its business as currently conducted in all material respects and, to the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not alter or impair such ability in any material respect. To the knowledge of the Company, each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all material leases, except for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of the Company and its subsidiaries to conduct its business as currently conducted. Schedule 4.1(s) sets forth a complete list of all material real property and material interests in real property owned in fee by the Company or one of its subsidiaries and sets forth all material real property and interests in real property leased by the Company or one of its subsidiaries as of the date hereof.

     (t) Insurance. To the knowledge of the Company, the Company and its Significant Subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably prudent, and each has maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any activities of the Company or its Significant Subsidiaries or any properties owned, occupied or controlled by the Company or its Significant Subsidiaries, in such amount as reasonably deemed necessary by the Company or its Significant Subsidiaries.

     (u) Contracts; Debt Instruments. Except as set forth in Schedule 4.1(u), there are no (i) agreements of the Company or any of its subsidiaries containing an unexpired covenant not to compete or similar restriction applying to the Company or any of its subsidiaries, (ii) interest rate, currency or commodity hedging, swap or similar derivative transactions to which the Company is a party or (iii) other contracts or amendments thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC as of the date of this Agreement. To the knowledge of the Company, each of the agreements listed in Schedule 4.1(u) is a valid and binding obligation of the Company or its subsidiary, as the case may be, and, to the Company's knowledge, of each other party thereto, and each such agreement is in full force and effect and is enforceable by the Company or its subsidiary in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and except to the extent any covenant not to compete contained therein may be unenforceable. Except to the extent set forth in Schedule 4.1(u), to the knowledge of the Company, there are no existing defaults (or circumstances or events that, with the giving of notice or lapse of time or both would become defaults) of the Company or any of its subsidiaries (or, to the knowledge of the Company, any other party thereto) under any of the agreements set forth in
Schedule 4.1(u).

     (v) Labor Relations.  Except to the extent set forth in Schedule 4.1(v),
(i) to the knowledge of the Company, the Company and each of its subsidiaries is, and has at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, except where the failure to comply would not be reasonably likely to cause a material adverse effect;
(ii) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the knowledge of the Company threatened against or affecting the Company or any of its subsidiaries, and during the past three years there has not been any such action; (iii) no union claims to represent the employees of the Company or any of its subsidiaries; (iv) the Company or any of its subsidiaries is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its subsidiaries; (v) none of the employees of the Company or any of its subsidiaries is represented by any labor organization and, to the knowledge of the Company, there is no current union organizing activities among the employees of the Company or any of its subsidiaries, nor does any question concerning representation exist concerning such employees; (vi) there are no written personnel policies, rules or procedures applicable to employees of the Company or any of its subsidiaries; (vii) there is no unfair labor practice charge or complaint against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (viii) there is no grievance arising out of any collective bargaining agreement or other grievance procedure against the Company or any of its subsidiaries, except such grievances that have not and will not prevent the Company from carrying on its business substantially as now conducted or might reasonably be expected to result in the payment of more than $75,000 in the aggregate; (ix) no charges with respect to or relating to the Company or any of its subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, except such charges that have not and will not prevent the Company from carrying on its business substantially as now conducted or might reasonably be expected to result in the payment of more than $75,000 in the aggregate; (x) neither of the Company or any of its subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation; and (xi) there are no employment contracts or severance agreement with any employees of the Company or any of its subsidiaries, except as set forth in Schedule 4.1(j).

     (w) Compliance with WARN Act. Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), neither of the Company or any of its subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its subsidiaries or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its subsidiaries; nor has the Company or any of its subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, except as set forth in Schedule 4.1(w) for the period since June 1, 1993 to the extent such plant closings and mass layoffs were effectuated in compliance with the WARN Act. None of the employees of the Company or any of its subsidiaries has suffered an "employment loss" (as defined in the WARN Act) since June 1, 1993.

     SECTION 4.2 Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

     (a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which each is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on Parent.

     (b) Authority; Noncontravention. Parent and Sub have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, as applicable. This Agreement has been duly executed and delivered by Parent and Sub and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, mora-torium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent under, (i) the certificate of incorporation or by-laws of Parent or Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (x) impair in any material respect the ability of Parent and Sub to perform their respective obligations under this Agreement or (y) prevent or impede the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Parent or Sub in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) if required, the filing of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of (x) the Offer Documents and (y) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the North Carolina Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) compliance with any applicable requirements relating to approval, or exemption from approval, of the Voting Trusts, the Offer and the Merger and the application for temporary authority by the ICC, (v) as may be required by an applicable state securities or "blue sky" laws, (vi) as may be required by the New Jersey Industrial Site Recovery Act or similar state environmental laws and (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (x) impair, in any material respect, the ability of Parent to perform its obligations under this Agreement or (y) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

     (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub expressly for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement will, in the case of the Schedule 14D-9, at the time the Schedule 14D-9 is filed with the SEC and first published, sent or given to the Company's shareholders or, in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to the Company's shareholders and at the time of the meeting of the Company's shareholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (d) Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

     (e) Financing. Parent has a bank commitment to provide the financing for and pursuant to such commitment shall provide Sub with the funds necessary to consummate the Offer and the Merger and the transactions contemplated thereby in accordance with the terms hereof and thereof (the "Financing Commitment"). A copy of the bank commitment letter has been made available to the Company. Parent has accepted the Financing Commitment pursuant to its terms and has paid all fees due thereunder as of the date of this Agreement.

     (f) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 5.1 (a) Conduct of Business. Until the acquisition of the Shares pursuant to the Offer, except as specifically contemplated by this Agreement or in accordance with the temporary authority granted by the ICC to Parent or Sub, the Company shall and shall cause its subsidiaries to carry on their respective businesses in the ordinary course and use all reasonable efforts consistent with good business judgment to preserve intact their current business organizations, keep available the services of their current officers and key employees and preserve their relationships consistent with past practice with desirable customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time. Without limiting the generality of the foregoing, and except as specifically contemplated by this Agreement, prior to the Effective Time the Company shall not, and shall not permit any of its subsidiaries to (without Parent's prior written consent, which consent may not be unreasonably withheld):

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than the dividend on the Company Preferred Stock to be paid in July 1995 and other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except for the acquisition of shares from holders of stock options in full or partial payment of the exercise price payable by such holder upon exercise of stock options outstanding on the date of this Agreement);

          (ii) issue, deliver, sell, pledge or otherwise encumber or amend any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Company Common Stock upon the exercise of employee stock options outstanding on the date of this Agreement in accordance with their present terms);

          (iii) amend its Articles of Incorporation, as amended, Amended and Restated By-laws or other comparable charter or organizational documents;

          (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets, including real estate, except (x) purchases of inventory, furnishings, equipment and fuel in the ordinary course of business consistent with past practice or (y) expenditures consistent with the Company's current capital budget previously provided to Parent as set forth on Schedule 5.1(a)(iv);

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except obsolete equipment that is traded in or sold, in each case pursuant to the Commitment Letter, dated April 22, 1994, between Carolina Freight Carriers Corporation and Midway Ford Truck Center Inc. and the Truck Broker Agreement dated May 16, 1995 between Carolina Freight Carriers Corporation and Boulevard Truck Sales and Service.

          (vi) except as set forth in Schedule 5.1(a)(vi) other than ordinary course working capital borrowings consistent with past practice incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or make any loans, advances or capital contributions to, or investments in, any other person (other than routine advances after the date hereof to employees not to exceed $50,000 in the aggregate and consistent with past practice);

          (vii) make any material tax election or settle or compromise any material tax liability;

          (viii) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the SEC Documents filed and publicly available prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practice, or, except in the ordinary course of business consistent with past practice, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

          (ix) except as required to comply with applicable law, disclosed in
     Schedule 4.1(i) or expressly provided in this Agreement, (A) adopt, enter into, terminate or amend any Benefit Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, except to the extent necessary to coordinate any such benefit plans with the terms of this Agreement, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses in the ordinary course of business consistent with past practice to employees other than directors, officers or senior management personnel and that, in the aggregate, do not result in a significant increase in benefits or compensation expense to the Company and its subsidiaries relative to the level in effect prior to such action (but in no event shall the aggregate amount of all such increases exceed 3% of the aggregate annualized compensation expense of the Company and its subsidiaries reported in the most recent audited financial statements of the Company included in the SEC Documents)), (C) pay any benefit not provided for under any Benefit Plan,
     (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan.

          (x) make any new capital expenditure or expenditures, other than capital expenditures not to exceed, in the aggregate, the amounts provided for capital expenditures (x) in respect of projects approved prior to the date of this Agreement and (y) in the capital budget of the Company provided to Parent, except as set forth in Section 5.1(a)(iv);

          (xi) except in the ordinary course of business and except as otherwise permitted by this Agreement, modify, amend or terminate any contract or agreement set forth in the SEC Documents or in Schedule 4.1(u) to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims; or

          (xii) authorize any of, or commit or agree to take any of, the foregoing actions except as otherwise permitted by this Agreement.

     (b) Other Actions. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Offer set forth in Exhibit A not being satisfied (subject to the Company's right to take action specifically permitted by Section 5.2).

     SECTION 5.2 No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize (and shall use its best efforts not to permit) any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit or initiate, or knowingly encourage the submission of, any takeover proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that, prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, if in the opinion of the Board of Directors, after consultation with outside legal counsel to the Company, such failure to act would likely be inconsistent with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to an unsolicited takeover proposal, and subject to compliance with Section 5.2(c), (A) furnish information with respect to the Company to any person pursuant to a confidentiality agreement and (B) participate in negotiations regarding such takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or executive officer of the Company or any of its subsid iaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.2(a) by the Company. For purposes of this Agreement, "takeover proposal" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of all or a substantial part of the assets of the Company or any of its subsidiaries or of over 15% of any class of equity securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning shares of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

     (b) Except as set forth in this Section 5.2(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Board of Directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. Notwithstanding the foregoing, in the event prior to the time of acceptance for payment of shares of Company Common Stock in the Offer if in the opinion of the Board of Directors, after consultation with outside legal counsel to the Company, failure to do so would likely be inconsistent with its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors may (subject to the terms of this and the following sentences) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, approve or recommend a competitive proposal, or enter into an agreement with respect to a competitive proposal, in each case at any time after midnight on the next business day following Parent's receipt of written notice (a "Notice of Competitive Proposal") advising Parent that the Board of Directors has received a competitive proposal, specifying the material terms and conditions of such competitive proposal and identifying the person making such competitive proposal; provided that the Company shall not enter into an agreement with respect to a competitive proposal unless the Company shall have furnished Parent with a Notice of Competitive Proposal within the time frame provided in the immediately preceding clause in advance of any date that it intends to enter into such agreement. In addition, if the Company proposes to enter into an agreement with respect to any takeover proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent the Expenses (as defined in Section 6.6(b)) and the Termination Fee (as defined in Section 6.6(b)). For purposes of this Agreement, a "competitive proposal" means any bona fide takeover proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Company Common Stock then outstanding or all or a substantial part of the assets of the Company and otherwise on terms which the Company's Board of Directors reasonably determined in good faith (after consultation with its financial advisors) are more favorable to all of the Company's shareholders from a financial point of view than the Offer and the Merger (taking into account any improvements to the Offer and the Merger proposed in writing by Parent).

     (c) In addition to the obligations of the Company set forth in paragraph
(b) (i) the Company shall advise Parent of any request for information or of any takeover proposal, or any proposal with respect to any takeover proposal, the material terms and conditions of such request or takeover proposal, and the identity of the person making any such takeover proposal or inquiry, and (ii) the Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.

     SECTION 5.3 Approvals. Parent and the Company shall, and each shall cause each of its subsidiaries to, take all such actions as are necessary to (i) cooperate with one another to prepare and present to the ICC, relevant labor unions and appropriate change of operations committees under any existing collective bargaining agreements to which the Company is a party as soon as practicable all filings and other presentations in connection with seeking any ICC, relevant labor unions or change of operations committees approval, exemption or other authorization necessary to consummate the transactions contemplated by this Agreement, including without limitation all information regarding the Company pertinent to the application for temporary authority, (ii) prosecute such filings and other presentations with diligence, (iii) diligently oppose any objections to, appeals or petitions to reconsider or to reopen any such ICC, relevant labor unions or change of operations committees approval or exemptions by persons not party to this Agreement, and (iv) take all such further action, including appeal of any adverse decision, as reasonably may be necessary to obtain a final order or orders of the ICC, or approval of the relevant labor unions or appropriate change of operations committees, in each case approving such transactions consistent with this Agreement.

     SECTION 5.4 Voting Trusts. Promptly upon the acquisition of Company Common Stock pursuant to the Offer, the Company shall cause the shares of the ICC Subsidiaries to be deposited in the Voting Trusts.

     SECTION 5.5 Temporary Authority. In the event the ICC grants Parent or Sub temporary authority pursuant to 49 U.S.C. 11349, the Company agrees, following the purchase of Company Common Stock pursuant to the Offer, to allow Parent and Sub to manage and operate the properties of the Company consistent with such temporary authority and shall not interfere with such temporary authority.

     SECTION 5.6 Supplemental Indenture. In connection with the Merger, the Company shall execute a supplemental indenture, provide such notices and take any such other action as may be required by the Indenture.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.1  Shareholder Meeting; Preparation of the Proxy
Statement. (a) The Company will, as soon as practicable following the commencement of the Offer, duly call, give notice of, convene and hold a meeting of the holders of the Company Common Stock (the "Shareholders Meeting") for the purpose of approving this Agreement and the transactions contemplated by this Agreement. Subject to the provisions of Section 5.2(b), the Company will, through its Board of Directors, recommend to its shareholders approval of this Agreement, the Merger and the other transactions contemplated by this Agreement. At the Shareholders Meeting, Parent shall cause all of the shares of Company Common Stock then actually or beneficially owned by Parent, Sub or any of their subsidiaries, or as to which Parent, Sub or any of their subsidiaries has voting rights by proxy or otherwise to be voted in favor of the Merger.

     (b) The Company will, at Parent's request, as soon as practicable prepare and file a preliminary Proxy Statement with the SEC and the Company and Parent will cooperate in responding to any comments of the SEC or its staff and the Company will cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and if relating to Parent, Parent will also promptly notify and cooperate with the Company in preparing, and the Company will mail to its shareholders such an amendment or supplement. The Company will not file or mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

     SECTION 6.2 Access to Information; Confidentiality. As permitted by law, the Company shall afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all the properties, books, contracts, commitments and records of the Company and its subsidiaries and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its or its subsidiaries, business, properties and personnel as Parent may reasonably request. Except as otherwise agreed to by the Company, unless and until Parent and Sub shall have purchased at least a majority of the outstanding shares of Company Common Stock pursuant to the Offer, Parent will be bound by the terms of a confidentiality agreement with the Company dated June 8, 1995.

     SECTION 6.3 Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) the consummation of the transactions contemplated by the Financing Commitment and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger or this Agreement or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, this Agreement and the other transactions contemplated by this Agreement.

     (b) The Company shall give prompt notice to Parent of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect (including in the case of representations or warranties by the Company, the Company or Parent receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to the knowledge of the Company to be or become untrue or inaccurate in any respect) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company acknowledges that if after the date of this Agreement the Company receives knowledge of any fact, event or circumstance that would cause any representation or warranty that is conditioned as to the knowledge of the Company to be or become untrue or inaccurate in any respect, the receipt of such knowledge shall constitute a breach of the representation or warranty that is so conditioned as of the date of such receipt.

     SECTION 6.4 Stock Option Plans. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Option Plans (as defined below)) shall adopt such resolutions or use its best efforts to take such other actions as are required to provide that each outstanding stock option to purchase shares of Company Common Stock (a "Stock Option") heretofore granted under any stock option or stock purchase plan, program or arrangement or other option agreement or contingent stock grant plan of the Company or its subsidiaries (collectively, the "Stock Option Plans") shall be accelerated so as to be fully exercisable prior to the consummation of the Offer, and the Company shall use its best efforts to assure that any such Stock Options outstanding immediately prior to the consummation of the Offer shall be cancelled immediately prior to the consummation of the Offer in exchange for an amount in cash, payable at the time of such cancellation, equal to the product of (y) the number of shares of Company Common Stock subject to such Stock Option immediately prior to the consummation of the Offer and (z) the excess of the price per share to be paid in the Offer over the per share exercise price of such Stock Option. Any Stock Option not cancelled in accordance with this paragraph (a) immediately prior to the consummation of the Offer, shall be cancelled at the Effective Time in exchange for an amount in cash, payable at the Effective Time, equal to the amount which would have been paid had such Stock Option been cancelled immediately prior to the consummation of the Offer. A listing of all outstanding Stock Options as of July 7, 1995, showing what portions of such Stock Options are exercisable as of such date, the dates upon which such Stock Options expire, and the exercise price of such Stock Options, is set forth in Schedule 6.4.

     (b) All Stock Option Plans shall terminate as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall use its best efforts to ensure that following the Effective Time no holder of a Stock Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation, except as provided in Section 6.4(a).

     SECTION 6.5 Indemnification and Insurance. (a) Parent and the Surviving Corporation agree that the indemnification obligations set forth in the Company's Articles of Incorporation, as amended, the Amended and Restated By-laws on the date of this Agreement and the indemnification obligations set forth on Schedule 6.5(a) hereto shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company (the "Indemnified Parties").

     (b) For six years from the Effective Time, the Surviving Corporation shall either (x) maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent); provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance which the Company represents to be $105,000 for the twelve-month period ended May 12, 1996; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount or (y) cause the Parent's directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy with respect to those matters covered by the Company's directors' and officers' liability policy (such coverage to be not less favorable than the coverage provided under such policy to the Parent's directors and officers). Notwithstanding the foregoing, on and after the date two years from the Effective Time, Parent, at its option, may agree in writing to guarantee or assume the indemnification obligations set forth in Section 6.5(a) in lieu of maintaining the insurance described in clauses (x) or (y) above.

     (c) For two years from the Effective Time, the Surviving Corporation shall maintain in effect the Company's current or similar professional liability insurance with respect to Company employee attorneys so long as premium amounts do not exceed $8,000 per year; provided, however, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greater coverage available for a cost not exceeding such amount.

     (d) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person or shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.5.

     (e) The obligations of the Company, the Surviving Corporation, and Parent under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.5 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.5 applies shall be third-party beneficiaries of this Section 6.5).

     SECTION 6.6 Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

     (b) The Company shall pay, or cause to be paid, in same day funds to Parent the sum of (x) all of Parent's reasonably documented out-of-pocket expenses in an amount up to but not to exceed $500,000 (the "Expenses") and (y) $1,750,000 (the "Termination Fee") upon demand if (i) Parent or Sub terminates this Agreement under Section 8.1(e), (ii) the Company terminates this Agreement pursuant to Section 8.1(f) or (iii) prior to any termination of this Agreement, a takeover proposal shall have been made and within nine months of the termination of this Agreement a transaction constituting a takeover proposal is consummated or the Company enters into an agreement with respect to, or approves or recommends a takeover proposal (whether or not related to a takeover proposal made prior to any termination of this Agreement); provided, however, that in the case of (iii) above in this paragraph (b) if such transaction has a value to the shareholders of the Company equivalent to or less favorable than the proposed Offer and the Merger, then the Company shall pay to Parent the Expenses (but not the Termination Fee) and, provided, further, that no payment shall be made if this Agreement has been terminated pursuant to Section 8.1(g) hereof. In addition, if prior to any termination of this Agreement, any person or group purchases or otherwise acquires, directly or indirectly, beneficial ownership of 30% or more of the outstanding voting securities of the Company, all of Parent's Expenses shall promptly be paid by the Company to Parent and, additionally, if at any time prior to 12 months following the termination of this Agreement any such person or group consummates a transaction that would otherwise constitute a takeover proposal, there shall be paid to Parent immediately prior to the consummation of such transaction the Termination Fee (provided that no such payment shall be made if this Agreement has been terminated pursuant to Section 8.1(g) hereof). The amount of Expenses so payable shall be the amount set forth in an estimate delivered by Parent, subject to upward or downward adjustment (not to be in excess of the amount set forth in clause (x) above) upon delivery of reasonable documentation therefor. In no event shall the Company be required to pay more than one Termination Fee pursuant to this Section 6.6.

     SECTION 6.7 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Provided that such consultation shall have occurred, nothing in this Agreement shall prohibit accurate disclosure by the Company that is required in any SEC Document, proxy statement or other filing or otherwise under applicable law or for the transactions contemplated hereby or any takeover proposal.

     SECTION 6.8 Title Policies. The Company agrees that, prior to the consummation of the Offer, it will use its reasonable efforts to cause such officers of the Company and its Significant Subsidiaries, as Parent's or

Sub's title insurer may reasonably require, to execute such reasonable and customary affidavits as shall permit such title insurer to issue an endorsement to its title insurance policies insuring title to the real properties owned or leased by the Company or any of its Significant Subsidiaries to the effect that the title insurer will not claim as a defense under any such policy failure of insured to disclose to the title insurer prior to the date of the relevant policy any defects, liens, encumbrances or adverse claims not shown by public records and known to the insured (but not known to Parent or Sub) prior to the Effective Time.

     SECTION 6.9 Transfer Taxes. All liability for transfer or other similar taxes arising out of or related to the Offer and the Merger or the consummation of any other transaction contemplated by this Agreement, and due to the property owned by the Company or any of its subsidiaries or affiliates ("Transfer Taxes") shall be borne by the Company, and the Company shall file or cause to be filed all returns relating to such Transfer Taxes which are due, and, to the extent appropriate or required by law, the shareholders of the Company shall cooperate with respect to the filing of such returns.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     SECTION 7.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Shareholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of all shares of Company Common Stock entitled to be cast in accordance with applicable law and the Company's Articles of Incorporation, as amended; provided that Parent and Sub shall vote all their shares of Company Common Stock in favor of the Merger.

     (b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger or the transactions contemplated thereby shall be in effect; provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

     (a) by mutual written consent of Parent and the Company;

     (b) by either Parent or the Company if (i) as a result of the failure, occurrence or existence of any of the conditions set forth in Exhibit A to this Agreement the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any shares of Company Common Stock pursuant to the Offer or (ii) Sub shall not have accepted for payment any shares of Company Common Stock pursuant to the Offer by October 31, 1995; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to either party if its failure to perform any of its obligations under this Agreement results in the failure, occurrence or existence of any such condition;

     (c) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

     (d) by Parent or Sub prior to the purchase of shares of Company Common Stock pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Exhibit A and (B) cannot be or has not been cured within 20 days after the giving of written notice to the Company;

     (e) by Parent or Sub if either Parent or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) of Exhibit A to this Agreement;

     (f) by the Company in connection with entering into a definitive agreement in accordance with Section 5.2(b), provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Expenses and the Termination Fee; or

     (g) by the Company, if Sub or Parent shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to Parent or Sub, as applicable, except, in any case, such failures which are not reasonably likely to affect adversely Parent's or Sub's ability to complete the Offer or the Merger.

     SECTION 8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 4.1(p), Section 4.2(d), the last sentence of Section 6.2,
Section 6.6, this Section 8.2 and Article IX and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 8.3 Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     SECTION 8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section
8.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, however, that in the event that Sub's designees are appointed or elected to the Board of Directors of the Company as provided in
Section 1.5, after the acceptance for payment of shares of Company Common Stock pursuant to the Offer and prior to the Effective Time, except as otherwise contemplated by this Agreement the affirmative vote of a majority of the directors of the Company that were not designated by Parent or Sub shall be required by the Company to amend this Agreement by the Company.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.1 Nonsurvival of Representations. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, shares of Company Common Stock by Sub pursuant to the Offer. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

     SECTION 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent or Sub, to:

        Arkansas Best Corporation
        3801 Old Greenwood Road
        Fort Smith, Arkansas 72903
        Facsimile: 501-785-6124

        Attention: Richard F. Cooper, Esq.

        with copies to:

        Skadden, Arps, Slate, Meagher & Flom
        919 Third Avenue
        New York, NY 10022
        Facsimile: (212) 735-2000

        Attention: Peter A. Atkins, Esq.

     (b) if to the Company, to

        WorldWay Corporation
        400 Two Coliseum Center
        2400 Yorkmount Road
        Charlotte, North Carolina 28217

        Facsimile: 704-329-0749

        Attention: John B. Yorke, Esq.

        with copies to:

        Robinson, Bradshaw & Hinson
        1900 Independence Center
        101 North Tryon Street
        Charlotte, North Carolina 28246

        Facsimile: 704-378-4000

        Attention: Robin L. Hinson, Esq.

     SECTION 9.3  Definitions.  For purposes of this Agreement:

     (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

     (b) "competitive proposal" has the meaning assigned thereto in Section 5.2(b);

     (c) "Environmental Laws" means all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of

Hazardous Materials, and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources;

     (d) "Environmental Liabilities and Costs" means all liabilities, obligations, responsibilities, obligations to conduct cleanup, losses, damages, deficiencies, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any person or entity, whether based in contract, tort, implied or express warranty, strict liability, joint and several liability, criminal or civil statute, including any Environmental Law, or arising from environmental, health or safety conditions, or the Release or threatened Release of Hazardous Materials into the environment;

     (e) "Hazardous Materials" means all substances defined as hazardous substances in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or substances defined as hazardous substances, hazardous materials, toxic substances, hazardous wastes, pollutants or contaminants, under any Environmental Law, or substances regulated under any Environmental Law, including, but not limited to, petroleum (including crude oil or any fraction thereof), asbestos, and polychlorinated biphenyls;

     (f) "indebtedness" means, with respect to any person, without duplication,
(A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all lease obligations of such person capitalized on the books and records of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate, or currency or commodity hedging, swap or similar derivative transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers or lessors to support accounts payable to suppliers incurred in the ordinary course of business) and (J) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person;

     (g) "lien" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any asset, property or property interest; provided, however, that the term "lien" shall not include (i) liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmens', warehousemens' and other similar liens arising or incurred in the ordinary course of business or (iii) all liens approved in writing by the other party hereto;

     (h) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, financial condition or results of operations of such party and its subsidiaries taken as a whole or on the ability of the Company or Parent to perform its obligations hereunder;

     (i) "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

     (j) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property;

     (k) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and

     (l) "takeover proposal", has the meaning assigned thereto in Section
5.2(a).

     SECTION 9.4 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     SECTION 9.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and is not intended to confer upon any person other than the parties any rights or remedies hereunder.

     SECTION 9.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW, EXCEPT TO THE EXTENT THE NCBCA SHALL BE HELD TO GOVERN THE TERMS OF THE MERGER.

     SECTION 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

     SECTION 9.10 Schedules. For purposes of this Agreement, "Schedules" shall mean the Schedules contained in the Confidential Disclosure Schedule, dated the date hereof, delivered in connection with this Agreement.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          Arkansas Best Corporation

                                          by /s/ ROBERT A. YOUNG III
                                          --------------------------------------
                                              Name: Robert A. Young III
                                             Title: President-Chief
                                                    Executive Officer

                                          ABC Acquisition Corporation

                                          by /s/ ROBERT A. YOUNG III
                                          --------------------------------------
                                              Name: Robert A. Young III
                                             Title: President-Chief
                                                    Executive Officer

                                          WorldWay Corporation

                                          by /s/ JOHN B. YORKE
                                          --------------------------------------
                                              Name: John B. Yorke
                                             Title: Vice President and
                                                    General Counsel

                                                                       EXHIBIT A

                            CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless, (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of shares of Company Common Stock which would constitute a majority of the outstanding shares (determined on a fully diluted basis) of Company Common Stock (the "Minimum Condition"), (ii) any waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer shall have expired or been terminated, (iii) Parent or Sub shall have received an informal, non-binding opinion of the staff of the ICC pursuant to 49 CFR Part 1013, without imposing any conditions reasonably unacceptable to Parent, that the Voting Trusts effectively insulate the settlor from any violations of the ICC's policy against unauthorized acquisitions of control of a regulated carrier and (iv) the ICC shall have granted Parent or Sub temporary authority pursuant to 49 U.S.C. Section 11349 to operate the properties of the Company pending receipt of the exemption from or approval by the ICC without imposing any conditions reasonably unacceptable to Parent or Sub. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries which constitutes a breach of this Agreement):

     (a) there shall be instituted or pending any suit, action or proceeding (in the case of a suit, action or proceeding by a person other than a Governmental Entity, such suit, action or proceeding having a substantial likelihood of success or, in the case of a suit, action or proceeding by a Governmental Entity, such suit, action or proceeding having a reasonable likelihood of success), (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger, or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock accepted for payment pursuant to the Offer including, without limitation, the right to vote such Company Common Stock on all matters properly presented to the shareholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries, taken as a whole;

     (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity or court that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

     (c) there shall have occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change) in the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole;

     (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any takeover proposal, (ii) the Company shall have entered into any agreement with respect to any competitive proposal in accordance with Section 5.2(b) of this Agreement or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

     (e) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of this Agreement and at the scheduled expiration of the Offer;

     (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement;

     (g) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, (ii) a decline in either the Dow Jones Average of Industrial Stocks or Standard & Poor's 500 Index by an amount of at least 20% measured from the close of business on the trading day next preceding the date of this Agreement, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any material limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially impairs, the extension of credit by banks or other lending institutions or (v) in case of any of the foregoing existing on the date of this Agreement, material acceleration or worsening thereof;

     (h) Parent shall not have received sufficient funds pursuant to the Financing Commitment (or any alternate financing commitment obtained by Parent) to consummate the Offer and the Merger and the transactions contemplated thereby, provided that such failure to receive funds shall not have resulted from the failure of Parent to use its reasonable efforts to consummate the transactions contemplated by the Financing Commitment;

     (i) immediately prior to the acceptance for payment of any shares of Company Common Stock by Sub, a sufficient number of directors shall have not resigned from the Company's Board of Directors to enable Sub to designate directors to the Company's Board of Directors in accordance with Section 1.5 of this Agreement;

     (j) any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Sub or their affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 30% of the outstanding shares of Company Common Stock through the acquisition of shares of Company Common Stock, the formation of a group or otherwise; or

     (k) the Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Sub and Parent and may, subject to the terms of the Agreement, be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                       EXHIBIT B

                             VOTING TRUST AGREEMENT

     THIS VOTING TRUST AGREEMENT, dated as of                , 1995, by and
among [               ] Corporation ("Parent"), [               ] Corporation, a
Delaware Corporation and a wholly-owned subsidiary of Parent ("Acquisition") and
            , an attorney admitted to practice law in the state of (the "Trustee").

                              W I T N E S S E T H:

     WHEREAS, Parent is a non-carrier holding company which owns and controls several subsidiary corporations engaged in motor carrier transportation of property for hire or in brokerage of such transportation and possessing certificates, licenses, and permits issued by the Interstate Commerce Commission ("ICC") authorizing them to provide such transportation and brokerage services;

     WHEREAS, [               ] ("[          ]"), a [               ]
corporation, is engaged in motor carrier transportation of property for hire or in brokerage of such transportation and which holds certificates, licenses, and permits issued by the ICC authorizing such transportation and brokerage
services, and is a wholly-owned subsidiary of [               ] Corporation,
("[          ]");

     WHEREAS, Parent, Acquisition and [               ] have executed an
Agreement and Plan of Merger ("Merger Agreement") pursuant to which Acquisition
will acquire [               ] and its subsidiary corporations including, with
ICC approval or exemption from approval, [          ];

     WHEREAS, pursuant to the Merger Agreement, Acquisition has commenced a tender offer ("Offer") to purchase all the issued and outstanding shares of
common stock of [               ] ("[               ] Common Stock") upon the
terms and subject to the conditions set forth in the Merger Agreement, and under such conditions shares acquired pursuant to the Offer will constitute at least a
majority of the outstanding shares of [            ] Common Stock;

     WHEREAS, Parent, Acquisition, and [               ] have filed a Notice of
Exemption pursuant to 49 C.F.R. Part 1186 ("Notice of Exemption") to permit
Parent and Acquisition to acquire control of [               ]'s ICC
subsidiaries [including [               ]] and have also applied for temporary
authority pursuant to 49 U.S.C. Section 11349 to permit Parent to operate through management the properties of the ICC Subsidiaries [including
[            ] pending the effectiveness of the exemption;

     WHEREAS, Acquisition wishes and intends, immediately upon acquiring shares
of [               ] Common Stock, pursuant to the Offer to cause
[               ] to deposit all of the issued and outstanding shares of common
stock of [          ] ("Shares") in an independent, irrevocable voting trust,
pursuant to the ICC's rules, in order to avoid any allegation or assertion that
Parent or Acquisition is controlling [          ] in violation of the provisions
of the Interstate Commerce Act prior to the receipt of any required ICC approval or exemption;

     WHEREAS, [               ] has also agreed in the Merger Agreement to cause
the Shares to be deposited in an independent, irrevocable voting trust;

     WHEREAS, the Trustee is willing to act as voting trustee pursuant to the terms of this Voting Trust Agreement and the rules of the Commission; and

     WHEREAS, neither the Trustee nor any member of [his] law firm is an officer or board member of or has any direct or indirect business arrangements or
dealings with Parent, Acquisition, [          ] or of their affiliates,

     NOW THEREFORE, the Parties hereto agree as follows:

APPOINTMENT AND ASSIGNMENT

      1. Parent and Acquisition hereby appoint                     as Trustee
hereunder, and                     hereby accepts said appointment and agrees to
act as Trustee hereunder all as provided more fully herein.

      2. Parent and Acquisition agree that, immediately upon Acquisition's
acquisition of a majority of the outstanding shares of [          ]'s Common
Stock, Acquisition shall cause [          ] to transfer and deliver to the
Trustee all of its Shares, which shares shall be duly endorsed or accompanied by proper instruments duly executed for transfer. Such Shares shall be exchanged for one or more Trust Certificates substantially in the form attached hereto as Exhibit A, with the blanks therein appropriately filled (the "Trust Certificates").

      3. This Voting Trust Agreement shall be irrevocable and shall terminate only in accordance with the provisions of Section 10 hereof.

      4. The Trustee shall be entitled and it shall be [his] duty to exercise any and all voting rights in respect of the Shares either in person or by proxy, unless otherwise directed by the ICC or a court of competent jurisdiction, Except as otherwise provided in this Agreement, the Trustee shall not exercise the voting powers of the Shares in any way so as to create any dependence or intercorporate relationship between Parent, Acquisition, or their affiliates, on
the one hand, and of [          ], on the other hand. The term "affiliate" or
"affiliates" wherever used in this Voting Trust Agreement shall have the meaning specified in 49 U.S.C. Section 11343(c), as amended. The Trustee shall use [his]
best judgment to elect suitable directors of [          ] and in exercising the
voting rights and performing [his] duties provided for in this Voting Trust Agreement. Notwithstanding the foregoing provisions of this Paragraph 4, however, the registered holder of any Trust Certificate may at any time -- but only with the prior approval of the ICC -- instruct the Trustee in writing to
vote the shares of [            ] represented by such Trust Certificate in any
manner, in which case the Trustee shall vote such shares in accordance with such instructions.

      5. During the term of this Voting Trust Agreement the Trustee shall not
dispose of or in any way encumber the shares of [          ] except as
specifically provided herein or as directed by the ICC or a court of competent jurisdiction.

      6. The Trustee may take or approve any action as may be necessary to cause
[          ] to guarantee indebtedness of Parent of Acquisition incurred in
connection with or as a consequence of the acquisition of [          ] and its
subsidiaries and to pledge, assign, hypothecate, bargain, sell, convey, mortgage, and grant a security interest in or a general lien upon all or any
part of the property and assets of [          ] as security therefor.

      7. In the event the ICC grants the application for temporary authority pursuant to 49 U.S.C. Section 11349 to permit Parent or Acquisition to operate
through management the properties of [          ] pending the effectiveness of
any approval or exemption from approval by the ICC of permanent authority to
control [          ], Parent or Acquisition shall have the right to operate
[          ] through management upon such grant subject to any conditions the
ICC may impose, and Trustee shall exercise [his] voting rights and duties hereunder consistently with such temporary authority of Parent or Acquisition and shall not interfere with such temporary authority.

      8. All Trust Certificates shall be transferrable on the books of the Trustee by the registered holder upon the surrender thereof properly assigned, in accordance with rules from time to time established for the purpose by the Trustee. Until so transferred, the Trustee may treat the registered holder as owner for all purposes. Each transferee of a Trust Certificate issued hereunder shall, by [his] acceptance thereof, assent to and become a party to this Voting Trust Agreement, and shall assume all attendant rights and obligations.

      9. Pending the termination of this Voting Trust as hereinafter provided, the Trustee shall, immediately following the receipt of each cash dividend or cash distribution as may be declared and paid upon the Shares, pay the same over to or as directed the holder of Trust Certificates hereunder as then known to the Trustee. The Trustee shall receive and hold dividends and distributions other than cash upon the same terms and conditions as the Shares and shall issue Trust Certificates representing an new or additional securities that may be paid as dividends upon the Shares or distributed to the registered holders of Trust Certificates in proportion to their respective interests.

     10. (a) This Voting Trust is accepted by the Trustee subject to the right hereby reserved in Acquisition at any time to cause the sale or any other disposition of the whole or any part of the Shares, whether or not an event described in subparagraph (b) below has occurred. The Trustee shall take all actions reasonably requested by Acquisition (including, without limitation, exercising all voting rights in respect of the Shares in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of any proposal) with respect to any proposed sale or other disposition of the whole or any part of the Shares by Acquisition. The Trustee shall at any time upon the receipt of a direction from Acquisition, signed by its President or one of its Vice Presidents and under its corporate seal designating the person or entity to whom Acquisition has directly or indirectly sold or otherwise disposed of the whole or any part of the Shares and certifying that such person or entity is not an affiliate of Acquisition and has all necessary regulatory authority, if any, to purchase the Shares (upon which certification the Trustee shall be entitled to rely) immediately transfer to the person or entity therein named all of the Trustee's rights, title, and interest in such amount of the Shares as may be set forth in said direction. If the foregoing direction shall specify all of the Shares, then following transfer of the Trustee's right, title, and interest therein, and in the event of a sale thereof, upon delivery to or upon the order of Acquisition of the proceeds of such sale, this Voting Trust shall cease and come to an end. If the foregoing direction is as to only a part of the Shares, then this Voting Trust shall cease as to said part upon such transfer, and receipt of proceeds in the event of sale, but shall remain in full force and effect as to the remaining part of the Shares, provided, however, that upon the receipt by Trustee of a written opinion of counsel for Acquisition, a copy of which is submitted to the ICC, stating that the transfer of voting rights in all the remaining Shares to Acquisition would not give the Parent or Acquisition control of the company within the meaning of 49 U.S.C. Section 11343, this Voting Trust shall cease and come to an end and all Shares and other property then held by the Trustee shall be distributed to or upon the order of Acquisition or the holder or holders of Trust Certificates. In the event of a sale of Shares by Acquisition, the Trustee shall, to the extent the consideration therefor is payable to or controllable by the Trustee, promptly pay, or cause to be paid, upon the order of Acquisition the net proceeds of such sale to the registered holders of the Trust Certificates in proportion to their respective interests. It is the intention of this paragraph that no violations of 49 U.S.C. Section 11343 will result from a termination of this Voting Trust.

     (b) In the event that (i) an exemption from the ICC requirements for prior approval pursuant to 49 U.S.C. Section 11343 shall become effective as to
[          ]; or (ii) the ICC by final order shall approve the acquisition of
control of [          ] by Acquisition, the Parent or any of its affiliates; or,
(iii) in the event that Title 49 of the United States Code, or other controlling law, is amended to allow Acquisition, the Parent or their affiliates to acquire
control of [          ] without obtaining ICC or other governmental approval,
upon delivery of an opinion of independent counsel selected by the Trustee that no order or exemption of the ICC or other governmental authority is required, or exemption, then the Trustee shall transfer to or upon the order of Acquisition, the Parent or the holder or holders of Trust Certificates hereunder as then known to the Trustee, its rights, title, and interest in and to all of the Shares then held by it in accordance with the terms, conditions and agreements of this Voting Trust Agreement and not theretofore transferred by it as provided in subparagraph (a) hereof, and upon any such transfer or merger this Voting Trust shall cease and come to an end.

     (c) In the event that the ICC should issue an order denying, or approving subject to conditions unacceptable to the Parent, any Notice of Exemption or any application or petition by Acquisition, the Parent or their affiliates to
acquire or otherwise exercise control over [               ], and such order
becomes final after judicial review or failure to appeal, Acquisition shall use
its best efforts to sell the Shares or all of the assets of [          ] to one
or more eligible purchasers, to sell or distribute the Shares in one Offering or Distribution, or otherwise to dispose of the shares, during a period of two years after such order becomes final after judicial review or failure to appeal. At all times, the Trustee shall continue to perform [his] duties under this Voting Trust Agreement and, should Acquisition be unsuccessful in [its]
efforts to sell or distribute the Shares or all of the assets of [          ],
the Trustee shall as soon as practicable sell the Shares for cash to one or more eligible purchasers in such manner and for such price as the Trustee in [his] discretion shall deem reasonable after consultation with Acquisition. (An "eligible purchaser" hereunder shall be a person or entity that is not affiliated with the Parent and which has all necessary regulatory authority, if any is needed, to purchase the Shares.) Acquisition agrees to cooperate with the Trustee in effecting such disposition and the Trustee agrees to act in accordance with any direction made by Acquisition as to any specific terms or method of disposition, to the extent not inconsistent with the requirements of the terms of any ICC or court order. The proceeds of the sale shall be distributed as ordered by Acquisition or, on a pro rata basis, to the holder or holders of the Trust Certificates hereunder as then known to the Trustee. The Trustee may, in its reasonable discretion, require the surrender to [him] of the Trust Certificates hereunder before paying to its holder his share of the proceeds.

     (d) Unless sooner terminated pursuant to any other provision herein
contained, this Voting Trust Agreement shall terminate on                , 2004,
and may be extended by the parties hereto, so long as no violation of 49 U.S.C.
Section 11343 will result from such termination or extension. All Shares and any other property held by the Trustee hereunder upon such termination shall be distributed to or upon the order of Acquisition or the holder or holders of Trust Certificates hereunder as then known to the Trustee. The Trustee may, in [his] reasonable discretion, require the surrender to [him] of the Trust Certificates hereunder before the release or transfer of the stock interests evidenced thereby.

     (e) The Trustee shall promptly inform the ICC of any transfer or disposition of Shares pursuant to this Paragraph 10.

     (f) The Trustee shall, upon direction by Acquisition, take all actions that are necessary, appropriate or desirable to cause a registration statement if required for the Shares under the Securities Act of 1933, as amended, and/or an information statement for the Shares under the Securities Exchange Act of 1934, as amended, and, in either case, a registration statement or information statement under any other applicable securities laws, to be filed and to become effective in accordance with the terms set forth in the Merger Agreement. To the extent that registration is required under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable securities laws in respect of any distribution of Shares as contemplated herein, Acquisition or the Parent shall reimburse the Trustee for any reasonable expenses incurred by [him] and indemnify and hold the Trustee harmless from and against any loss, liability, cost or expense related thereto or arising therefrom.

     (g) Except as provided in this Paragraph 10, or in Paragraph 6, the Trustee shall not dispose of, or in any way encumber, the Shares.

     11. Neither the Trustee nor any member of [his] law firm serves as (i) an officer or member of their respective boards of directors in common with Acquisition, the Parent, or any affiliate of either, or (ii) have any direct or indirect business arrangements or dealings, financial or otherwise, with Acquisition, the Parent or any affiliate of either, other than dealings pertaining to establishment and carrying out of this voting trust. Mere investment in the stock or securities of Acquisition or Parent or any affiliate of either by the Trustee or member of [his] law firm, short of obtaining a controlling interest, will not be considered a proscribed business arrangement or dealing, but in no event shall any such investment by the Trustee or member of [his] law firm in voting securities of Acquisition, the Parent or their affiliates exceed 5 percent of the outstanding voting securities of Parent or their affiliates and in no event shall the Trustee or member of [his] law firm hold a proportion of such voting securities so substantial as to permit the Trustee or member of [his] law firm in any way to control or direct the affairs of Acquisition, the Parent or their affiliates.

     12. The duties and responsibilities of the Trustee shall be limited to those expressly set forth in this Voting Trust Agreement. The Trustee shall be fully protected by acting in reliance upon any notice, advice, direction or other document or signature believed by the Trustee to be genuine. The Trustee shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of the Shares, or of an other documents, or of any endorsement thereon; or for any lack of endorsement thereon, or for any description therein, nor shall the Trustee be responsible for or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such Shares or other document or endorsement or this Voting Trust Agreement, except for the execution and delivery of this Voting Trust Agreement by this Trustee. Acquisition and the Parent agree that they will at all times jointly and severally protect, indemnify and save harmless the Trustee from any loss, damages, liability, cost or expense of any kind or character whatsoever in connection with this Voting Trust except those, if any, resulting from the gross negligence or willful misconduct of the Trustee, and will at all times themselves undertake, assume full responsibility for, and pay on a current basis, but at least quarterly, all cost and expense of any suit or litigation of any character, whether or not involving a third party, including any proceedings before the ICC, with respect to the Shares or this Voting Trust Agreement, and if the Trustee shall be made a party thereto, or be the subject of an investigation or proceeding (whether formal or informal), Acquisition or the Parent will pay all costs, damages and expenses, including reasonable counsel fees, to which the Trustee may be subject by reason thereof; provided, however, that Acquisition and the Parent shall not be responsible for the cost and expense of any suit that the Trustee shall settle without first obtaining the Parent's written consent. The indemnification obligations of Acquisition and the Parent shall survive any termination of this Voting Trust Agreement or the removal, resignation or other replacement of the Trustee. The Trustee may consult with counsel selected by [him] and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or omitted or suffered by the Trustee hereunder in good faith and in accordance with such opinion.

     13. To the extent requested to do so by Acquisition or any registered holder of a Trust Certificate, the Trustee shall furnish to the party making such request full information with respect to (i) all property theretofore delivered to it as Trustee, (ii) all property then held by it as Trustee, and
(iii) all action theretofore taken by it as Trustee.

     14. The Trustee, or any trustee hereafter appointed, may at any time resign by giving sixty days' written notice of resignation to the Parent and the ICC. The Parent shall, at least fifteen days prior to the effective date of such notice, appoint a successor trustee which shall satisfy the requirements of Paragraph 11 hereof. If no successor trustee shall have been appointed and shall have accepted appointment at least fifteen days prior to the effective date of such notice of resignation, the resigning Trustee may petition any authority or court of competent jurisdiction for the appointment of a successor trustee. Upon written assumption by the successor trustee of the Trustee's powers and duties hereunder, a copy of the assumption shall be delivered by the Trustee to the Parent and the ICC and all registered holders of Trust Certificates shall be notified of such assumption, whereupon the Trustee shall be discharged of [his] powers and duties hereunder and the successor trustee shall become vested herewith. In the event of any material violation by the Trustee of the terms and conditions of this Voting Trust Agreement, the Trustee shall become disqualified from acting as trustee hereunder as soon as a successor trustee shall have been selected in the manner provided by this paragraph.

     15. This Voting Trust Agreement may from time to time be modified or amended by agreement executed by the Trustee, Acquisition, the Parent and all registered holders of the Trust Certificates under one or more of the following circumstances: (i) pursuant to an order of the ICC, (ii) with the prior approval of the ICC, (iii) in order to comply with any order of the ICC or (iv) upon receipt of an opinion of counsel satisfactory to the Trustee and the holders of Trust Certificates that an order of the ICC approving such modification or amendment is not required and that the amendment is consistent with the ICC's regulations regarding voting trusts.

     16. The provisions of this Voting Trust Agreement and of the rights and obligations of the parties hereunder shall be governed by the laws of the State of Delaware, except that to the extent any provision hereof may be found inconsistent with the Interstate Commerce Act or regulations promulgated thereunder by the ICC, such Act and regulations shall control and such provision hereof shall be given effect only to the extent permitted by such Act and regulations. In the event that the ICC shall, at any time hereafter by final order, find that compliance with law requires any other or different action by the Trustee than is provided herein, the Trustee shall act in accordance with such final order instead of the provisions of this Voting Trust Agreement.

     17. This Voting Trust Agreement is executed in duplicate, each of which shall constitute an original, and one of which shall be retained by the Parent and the other shall be held by the Trustee.

     18. A copy of this Voting Trust Agreement and any amendments or modifications thereto shall be filed with the ICC by Acquisition.

     19. This Voting Trust Agreement shall be binding upon the successors and assigns to the parties hereto, including without limitation successors to Acquisition and Parent by merger, consolidation or otherwise.

     20. As used in this Voting Trust Agreement, the terms "Interstate Commerce Commission" and "ICC" shall refer to the Interstate Commerce commission and any successor agency to which the regulatory functions pertinent to this Voting Trust Agreement may be transferred.

     21. (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall mailed by U.S. mail, certified mail, return receipt requested, by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by telecopy) against receipt to the party to whom it is to be given at the address of such party set forth below (or to such other address as the party shall have given notice of) with a copy to each of the other parties hereto:

     To the Trustee:

     To the Parent:

     To Acquisition:

     (b) Unless otherwise specifically provided herein, any notice to or communication with the holders of the Trust Certificates hereunder shall be deemed to be sufficiently given or made if enclosed in postpaid envelopes (regular and not registered mail) addressed to such holders at their respective addresses appearing on the Trustee's transfer books, and deposited in any post office or post office box. The addresses of the holders of Trust Certificates, as shown on the Trustee's transfer books, shall in all cases be deemed to be the address of Trust Certificate holders for all purposes under this Voting Trust Agreement, without regard to what other or different addresses the Trustee may have for any Trust Certificate holder on any other books or records of the Trustee. Every notice so given of mailing shall be the date such notice is deemed given for all purposes.

     22. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Voting Trust Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and
(b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Voting Trust Agreement in any action instituted in any state or federal court sitting in Wilmington, Delaware. Each party hereto consents to personal jurisdiction in any such action brought in any state or federal court sitting in Wilmington, Delaware,

     IN WITNESS WHEREOF, [               ] Corporation and [               ]
Corporation have caused this Voting Trust Agreement to be executed by their Treasurers and their corporate seals to be affixed, attested by their Secretaries, and has caused this Voting Trust Agreement to be executed by one of its duly authorized corporate officers and its corporate seal to be affixed, attested to by its Corporate Secretary or one of its Assistant Corporate Secretaries, the day and year first above written.

Attest:                                          [               ] CORPORATION

___________________________                      By ____________________________
Secretary                                           Treasurer

Attest:                                          [               ] CORPORATION

___________________________                      By ____________________________
Secretary                                           Treasurer

Attest:                                          _______________________________

___________________________                      By ____________________________
                                                    Voting Trustee

                                                                       EXHIBIT A

No.
Shares

                            VOTING TRUST CERTIFICATE

                                      FOR

                                 COMMON STOCK,

                                      PAR VALUE

                                       OF

            INCORPORATED UNDER THE LAWS OF THE STATE OF

     THIS IS TO CERTIFY that                     will be entitled, on the
surrender of this Certificate, to receive on the termination of the Voting Trust Agreement hereinafter referred to, or otherwise as provided in Paragraph 8 of said Voting Trust Agreement, a certificate or certificates for share of the
Common Stock, $1 par value, of                     , a
corporation (the "Company"). This certificate is issued pursuant to, and the rights of the holder hereof are subject to and limited by, the terms of a Voting
Trust Agreement, dated as of           , 1995, executed by [          ]
Corporation, a Delaware Corporation, [          ] corporation, a Delaware
Corporation, and                     , as Voting Trustee, a copy of which Voting
Trust Agreement is on file in the registered office of said corporation at
            , and open to inspection of any stockholder of the Company and the holder hereof. The Voting Trust Agreement, unless earlier terminated (or
extended) pursuant to the terms thereof, will terminate on           , 2004, so
long as no violation of 49 U.S.C. Section 11343 will result from such termination.

     The holder of this Certificate shall be entitled to the benefits of said Voting Trust Agreement, including the right to receive payment equal to the cash dividends, if any, paid by the Company with respect to the number of shares represented by this Certificate.

     This Certificate shall be transferable only on the books of the undersigned Voting Trustee or any successor, to be kept by said Trustee or successor, on surrender hereof by the registered holder in person or by attorney duly authorized in accordance with the provisions of said Voting Trust Agreement, and until so transferred, the Voting Trustee may treat the registered holder as the owner of this Voting Trust Certificate for all purposes whatsoever, unaffected by any notice to the contrary.

     By accepting this Certificate, the holder hereof assents to all the revisions of, and becomes a party to, said Voting Trust Agreement.

     IN WITNESS WHEREOF, the Voting Trustee has caused this Certificate to be signed.

Dated:

                                          By
                                          --------------------------------------
                                                      Voting Trustee

                                                                       EXHIBIT C

                                 PLAN OF MERGER
                                       OF
                          ABC ACQUISITION CORPORATION
                                 WITH AND INTO
                              WORLDWAY CORPORATION

     1. Corporations Proposing to Merge and Surviving Corporation. ABC Acquisition Corporation, a North Carolina corporation ("Sub"), shall be merged (the "Merger") with and into WorldWay Corporation, a North Carolina corporation (the "Company"), pursuant to an Agreement and Plan of Merger dated as of July 8, 1995, by and among Arkansas Best Corporation, a Delaware corporation ("Parent"), ABC Acquisition Corporation and the Company (the "Agreement"). The effective time for the Merger (the "Effective Time") shall be at 11:59 p.m. on the date articles of merger with respect to the Merger are filed by the Secretary of State of North Carolina as evidenced by the Secretary of State's date and time endorsement thereon. The Company shall continue as the surviving corporation (the "Surviving Corporation") following the Merger and the separate corporate existence of Sub shall cease.

     2. Effects of the Merger.  The Merger shall have the effects set forth in
Section 55-11-06 of the North Carolina Business Corporation Act (the "NCBCA").

     3. Articles of Incorporation and Bylaws. The Articles of Incorporation, as amended, and the Amended and Restated Bylaws of the Company, as constituted immediately prior to the Effective Time shall be the Articles of Incorporation, as amended, and the Amended and Restated Bylaws of the Surviving Corporation.

     4. Officers and Directors. The directors of Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     5. Conversion of Shares. (a) Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.50 per share, of the Surviving Corporation.

     (b) Each issued and outstanding share of common stock of the Company (other than shares held by the Parent or any subsidiary thereof or by a subsidiary of the Company and other than Dissenting Shares as defined in and except to the extent permitted under Section 7 below) at the Effective Time shall be converted into the right to receive from the Surviving Corporation in cash, without interest, $11.00 per share of common stock in the Offer (the "Merger Consideration"). As of the Effective Time, all such shares of common stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of common stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest. Each share of common stock that is owned by the Parent or any subsidiary thereof of by any subsidiary of the Company shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of preferred stock of the Company issued and outstanding at the Effective Time shall remain issued and outstanding and unaffected by the Merger.

     6. Exchange of Certificates. (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent in the Merger (the "Paying Agent"), and, from time to time on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent immediately available funds in amounts and at the times necessary for the payment of the Merger Consideration (as defined in the Agreement) upon surrender of certificates representing common stock of the Company as part of the Merger it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to the Agreement shall be turned over to Parent.

     (b) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of common stock of the Company (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to the Agreement, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of common stock of the Company theretofore represented by such Certificate shall have been converted pursuant to the Agreement, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of common stock of the Company which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 6, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of common stock of the Company theretofore represented by such Certificate shall have been converted pursuant to the Agreement. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

     7. Dissenting Shares. (a) Notwithstanding anything to the contrary contained in this Plan of Merger, shares of the Company's common stock that are issued and outstanding immediately prior to the Effective Time and that are held by a shareholder who has exercised his right (to the extent such right is available by law) to demand and to receive payment of the fair value of such shares (the "Dissenting Shares") under Article 13 of the NCBCA shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to dissent under the NCBCA, as the case may be but such shares shall, at the Effective Time, be cancelled and shall become the right to perfect demand for and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of
Article 13 of the NCBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of the Company's common stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Merger Consideration. If the holder of any Dissenting Shares shall become entitled to receive payment for such shares under Article 13 of the NCBCA, such payment shall be made by the Surviving Corporation.

     (b) All holders of Preferred Stock who comply with certain notice requirements and other procedures will have the right to dissent and to be paid cash for the "fair value" of their shares to the extent permitted under Article 13 of the NCBCA.

     8. Termination. Prior to the Effective Time, this Plan of Merger shall terminate and be abandoned upon a termination of the Agreement, notwithstanding approval of this Plan of Merger by the shareholders of the Company.

     9. Conditions to Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions:

     (i) this Plan of Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of all shares of common stock of the Company entitled to be cast in accordance with applicable law and the Company's Articles of Incorporation, as amended; and

     (ii) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any governmental entity or other legal restraint or prohibition preventing the consummation of the Merger or the transactions contemplated thereby shall be in effect; provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered.

     10. Amendment. At any time before the Effective Time, this Plan of Merger may be amended, provided that no such amendment made subsequent to the submission of this Plan of Merger to the shareholders of the Company shall be effective without the further approval of such shareholders.

                                                                        ANNEX II

           PROVISIONS OF THE NORTH CAROLINA BUSINESS CORPORATION ACT
                    RELATING TO DISSENTERS' APPRAISAL RIGHTS

                                  ARTICLE 13.

                              Dissenters' Rights.

            PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES.

SEC.55-13-01.  DEFINITIONS.

     In this Article:

          (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

          (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

          (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SEC.55-13-02.  RIGHT TO DISSENT.

     (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares;

     (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization;

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

SEC.55-13.03.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (a) A record shareholder may assert dissenter's rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) He does so with respect to all shares of which he is the beneficial shareholder.

             PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

SEC.55-13-20.  NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

     (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22.

     (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.

SEC.55-13-21.  NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

SEC.55-13-22.  DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

     (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

          (5) Be accompanied by a copy of this Article.

SEC.55-13-23.  DUTY TO DEMAND PAYMENT.

     (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.

SEC.55-13-24.  SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

SEC.55-13-25.  OFFER OF PAYMENT.

     (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment, and shall pay this amount to each dissenter who agrees in writing to accept it in full satisfaction of his demand.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of offer of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under G.S. 55-13-28; and

          (5) A copy of this Article.

SEC. 55-13-26. FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.

SEC. 55-13-28. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH CORPORATION'S OFFER OR
               FAILURE TO PERFORM.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate or reject the corporation's offer under G.S. 55-13-25 and demand payment of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment to a dissenter who accepts the corporation's offer under G.S. 55-13-25 within 30 days after the dissenter's acceptance; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation offered payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

                     PART 3. JUDICIAL APPRAISAL OF SHARES.

SEC. 55-13-30. COURT ACTION.

     (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the date of his payment demand under G.S. 55-13-28 and petition the court to determine the fair value of the shares and accrued interest. Upon service upon it of the petition filed with the court, the corporation shall pay to the dissenter the amount offered by the corporation under G.S. 55-13-25.

     (a) If the dissenter does not commence the proceeding within the 60-day period, the dissenter shall have an additional 30 days to either (i) accept in writing the amount offered by the corporation under G.S. 55-13-25, upon which the corporation shall pay such amount to the dissenter in full satisfaction of his demand, or (ii) withdraw his demand for payment and resume the status of a nondissenting shareholder. A dissenter who takes no action within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

     (b) Reserved for future codification purposes.

     (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. However, in a proceeding by a dissenter in a public corporation, there is no right to a trial by jury.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SEC.55-13-31. COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

          (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                       ANNEX III

                          OPINION OF FINANCIAL ADVISOR

                      [DONALDSON, LUFKIN & JENRETTE LOGO]

                                                                    July 8, 1995

Board of Directors
WorldWay Corporation
400 Two Coliseum Center
2400 Yorkmont Road
Charlotte, North Carolina 28217

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to the common shareholders of WorldWay Corporation (the "Company") of the consideration to be received by such shareholders pursuant to the terms of the Agreement and Plan of Merger dated July 8, 1995, among Arkansas Best Corporation ("Arkansas Best"), the Company and ABC Acquisition Corporation, a wholly owned subsidiary of Arkansas Best (the "Agreement").

     Pursuant to the Agreement, ABC Acquisition Corporation will commence a tender offer for any and all outstanding shares of the Company's common stock at a price of $11.00 per share. The tender offer is to be followed by a merger in which the shares of all shareholders who did not tender would be converted into the right to receive $11.00 per share in cash.

     In arriving at our opinion, we have reviewed the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with management. Included in the information provided during discussions with management were certain financial projections of the Company for the period beginning May 21, 1995 and ending December 31, 1997 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. With the exception of a single party which was contacted in July, 1994, we were not requested to, nor did we, solicit the interest of any other party in acquiring the Company, nor did we participate in any direct negotiations with Arkansas Best or its representatives.

     In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. We have not assumed any responsibility for making an independent evaluation of the Company's assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to all legal matters on advice of counsel to the Company.

                                      III-1

Board of Directors
WorldWay Corporation
Page 2

                                                                    July 8, 1995

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not constitute a recommendation to any common shareholder as to whether to tender their shares or as to how such shareholder should vote on the proposed transaction

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has been engaged by the Company in a financial advisory capacity since April 27, 1994.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the common shareholders of the Company pursuant to the Agreement is fair to the common shareholders of the Company from a financial point of view.

                                          Very truly yours,

                                          DONALD, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By: /s/  L. PRICE BLACKFORD
                                              -----------------------------
                                              L. Price Blackford
                                              Managing Director

                                      III-2